UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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NATIONSTAR MORTGAGE HOLDINGS INC.

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April 12, 2016

Dear Stockholders,

On behalf of your Board of Directors, I want to invite you to attend our 2016 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, May 12, 2016, at 9:00 a.m., local time, at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063. Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying materials.

All stockholders are cordially invited to attend the annual meeting. Whether or not you attend the annual meeting, it is important that your shares be represented and voted. We urge you to complete your proxy card, as provided in the enclosed materials, and return it as soon as possible. You can, of course, vote in person at the annual meeting but you are encouraged to send in the proxy card to ensure your vote is counted should you for any reason be unable to attend. You may revoke your proxy and vote in person at the annual meeting if you choose to do so.

Thank you for your ongoing support of Nationstar Mortgage.

Sincerely,

Jay Bray
President & Chief Executive Officer

NATIONSTAR MORTGAGE HOLDINGS INC.

8950 Cypress Waters Blvd.

Coppell, Texas 75019

April 12, 2016

NOTICE OF THE

2016 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 12, 2016 9:00 a.m. local time

Place:	Dallas/Fort Worth Airport Marriott 8440 Freeport Parkway Irving, Texas 75063

Business:	1. To elect two Class I directors, Roy A. Guthrie and Michael D. Malone, to serve until the 2019 annual meeting.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

3. To approve the Second Amended and Restated 2012 Incentive Compensation Plan.

4. To consider and act upon any other business properly brought before the annual meeting.

Record Date:	In order to vote, you must have been a stockholder at the close of business on March 24, 2016.

Voting by Proxy:	It is important that your shares be represented at the annual meeting. You can vote your shares by completing, signing, dating and returning your completed proxy card or by attending the annual meeting and voting in person. Even if you plan on attending in person, you are encouraged to send in the proxy card to ensure your vote is counted should you for any reason be unable to attend. You may revoke your proxy and vote in person at the annual meeting if you choose to do so.

By order of the Board of Directors,

Elizabeth K. Giddens
Senior Vice President, Deputy General Counsel & Corporate Secretary

2016 PROXY STATEMENT

This proxy statement and the accompanying materials are being made available to Nationstar Mortgage Holdings Inc. stockholders beginning on or about April 12, 2016. In this proxy statement, “Nationstar,” “Company,” “we,” “us” or “our” refers to Nationstar Mortgage Holdings Inc. or to it and one or more of its subsidiaries. This proxy statement contains information on the matters to be presented at the Company’s 2016 Annual Meeting of Stockholders to be held on May 12, 2016 to assist you in voting your shares.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at our 2016 Annual Meeting of Stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) require us to provide to its stockholders. This proxy statement is also the document used by our Board of Directors (“Board”) to solicit proxies to be used at the annual meeting. Nationstar pays the costs of soliciting proxies. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the annual meeting.

When and where will the 2016 Annual Meeting of Stockholders be held?

The annual meeting will be held on May 12, 2016 at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063 at 9:00 a.m., local time.

What will be voted on?

You will be voting on the following:

Proposal 1:	Election of two Class I directors, Roy A. Guthrie and Michael D. Malone, to the Board;

Proposal 2:	Ratification of the appointment of Ernst & Young LLP as Nationstar’s independent registered public accounting firm for the year ending December 31, 2016; and

Proposal 3:	Approval of the Second Amended and Restated 2012 Incentive Compensation Plan.

We also will consider any other business that may properly come before the annual meeting.

Who may vote at the annual meeting?

All stockholders who owned Nationstar common stock at the close of business on the record date of March 24, 2016, may attend and vote at the annual meeting.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting. To vote by proxy you must properly complete and return the enclosed proxy card in a timely manner. If you vote by proxy, your shares will be voted as you indicate on the card. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board recommends.

Can I change my vote after I execute my proxy card?

You may revoke your proxy card at any time prior to the annual meeting either (i) by sending in a new proxy card with a later date or sending a written notice of revocation to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary or (ii) by attending the annual meeting, voting in person and requesting that your previously submitted proxy card not be used.

How many votes do I have?

You will have one vote for each share of Nationstar common stock which you owned at the close of business on March 24, 2016, the record date for the annual meeting.

How many shares of common stock are eligible to vote at the annual meeting?

At the close of business on March 24, 2016, the record date of the annual meeting, there was a total of 102,873,489 shares of Nationstar common stock outstanding and eligible to vote at the annual meeting.

How many shares must be present to hold the annual meeting?

A majority of the shares of Nationstar common stock outstanding as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Shares are counted as present at the annual meeting if stockholders are present in person or a proxy card has been properly submitted by or on behalf of stockholders. Votes to abstain, referred to as “abstentions,” and broker non-votes are counted for purposes of determining the presence of a quorum.

What if I hold my shares in a brokerage account?

If you hold your shares in a brokerage account the shares are said to be held in “street name.” In this case your broker will send you a package, including a voter instruction card which will ask you how you want your shares to be voted. If you give your broker instructions, the broker will vote your shares as you direct. If you do not give your broker instructions (these shares are often referred to as broker non-votes) and the proposal involves a “routine” matter, then NYSE rules provide brokers with discretionary power to vote your shares. However, if a proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instructions from you.

If you do not instruct your broker as to how to vote these shares on Proposal 1 (the election of directors) or Proposal 3 (the approval of the Second Amended and Restated 2012 Incentive Compensation Plan), the broker may not exercise discretion to vote for or against those “non-routine” proposals. With respect to Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016), your broker may exercise its discretion to vote for or against this proposal in the absence of your instruction. Please instruct your broker so your vote can be counted.

How many votes are required to elect directors and adopt other proposals?

Proposal 1. Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of votes will be elected as directors.

Proposal 2. Ratification of Ernst & Young LLP as Nationstar’s independent registered public accounting firm requires the affirmative vote of a majority of Nationstar common stock present in person or by proxy that are entitled to vote on this item.

Proposal 3. Approval of the Second Amended and Restated 2012 Incentive Compensation Plan requires the affirmative vote of a majority of Nationstar common stock present in person or by proxy that are entitled to vote on this item.

How do I attend the annual meeting?

Admission to the annual meeting is limited to Nationstar stockholders or their proxy holders. In order to be admitted to the annual meeting, each stockholder will be asked to present proof of stock ownership and valid government-issued photo identification, such as a driver’s license. Proof of stock ownership may consist of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of Nationstar common stock at the close of business on March 24, 2016, the record date for the annual meeting.

CORPORATE GOVERNANCE

Governing Documents

The following primary documents make up our corporate governance framework:

•	Corporate Governance Guidelines

•	Audit & Risk Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance (“NCG”) Committee Charter

•	Code of Business Conduct and Ethics

•	Code of Ethics for the Chief Executive Officer and Senior Financial Officers

These documents are accessible on our website at www.nationstarmtg.com by clicking on “Shareholder Relations,” then “Corporate Governance” under the “Investor Information” tab and then “Governance Guidelines and Bylaws” or “Committee Membership and Charters.” You may also obtain a free copy of any of these documents by sending a written request to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Any substantive amendment to or grant of a waiver from a provision of the Code of Ethics for the Chief Executive Officer and senior financial officers requiring disclosure under applicable SEC or NYSE rules will be posted on our website.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance. The Corporate Governance Guidelines are reviewed from time to time as deemed appropriate by the Board. The matters covered by the Corporate Governance Guidelines include the following:

•	Selection of the Chairman

•	Size of the Board

•	Board membership criteria

•	Other public company directorships

•	Independence of directors

•	Ethics and code of conduct

•	Conflicts of interest

•	Director’s change of job responsibility

•	Director retirement age

•	Director tenure

•	Executive sessions for non-management and independent directors

•	Board compensation
•	Board self-evaluation

•	Strategic direction of the Company

•	Board access to management

•	Attendance of management at Board meetings

•	Director interaction with outside constituencies

•	Confidentiality

•	Board orientation and continuing education

•	Director attendance at annual meetings of stockholders

•	Board committees

•	Succession planning

•	Leadership development, including evaluation of the Chief Executive Officer

Board Leadership Structure

Although not required, we separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the distinct contributions of these positions. This arrangement allows the Chief Executive Officer to be responsible for the day-to-day leadership, management, direction and performance of the Company, while the Chairman of the Board utilizes his extensive knowledge of the industry to determine growth opportunities and, together with the Chief Executive Officer, develop the strategic direction of Nationstar.

Board’s Role in Risk Oversight

Our risk management is overseen by Ramesh Lakshminarayanan, Executive Vice President and Chief Risk Officer. In this capacity, Mr. Lakshminarayanan is responsible for identifying and prioritizing material risks and discussing them with management and the Board. A summary of Mr. Lakshminarayanan’s professional experience and qualifications is available under the “Executive Officers” section of this proxy statement and on our website. Additionally, we have established an enterprise risk committee at the management level, co-chaired by our Chief Executive Officer and Mr. Lakshminarayanan, to oversee the management of identifying and monitoring of certain risks of the Company.

While management is responsible for day-to-day risk management of our operations, the Board is responsible for overseeing enterprise-wide risks. The Board uses its standing committees (more fully discussed below) to monitor and address what may be within the scope of each committee’s expertise or charter. For example, the Audit & Risk Committee oversees the financial statements, accounting and auditing functions, risk management and compliance, the Compensation Committee oversees our compensation programs and the NCG Committee oversees director qualifications, Board structure and corporate governance matters. In addition to receiving information from its committees, the Board also receives updates directly from members of management. In this regard, Mr. Bray, due to his position as both Chief Executive Officer and director of the Company, is particularly important in communicating with other members of management and keeping the Board updated on the important aspects of our operations. Further, the Audit & Risk Committee has engaged certain third-party consultants to review and assess our compliance and risk management structure, programs and practices, including our enterprise-wide compliance risk management system.

Independent Directors

We recognize the importance of having an independent Board that is accountable to Nationstar and its stockholders. Accordingly, our Corporate Governance Guidelines provide that a majority of our directors shall be independent in accordance with the NYSE listing standards.

Board, Committee and Annual Meeting Attendance

The Board held 25 meetings during 2015. Each director (other than Mr. Edens) attended at least 75% of the total number of meetings of the Board and committees held during the period he served. Directors are invited and encouraged but are not required to attend our annual meeting of stockholders. In 2015, five out of six directors attended our annual meeting of stockholders.

Presiding Non-Management Director and Executive Sessions

Our non-management and independent directors meet in executive session without management at least once a year. No presiding non-management director has been selected, but a presiding director is appointed to preside at each executive session on an ad hoc basis.

Communications with the Board

Any Nationstar stockholder or other interested party who wishes to communicate with the Board or any of its members may do so by writing to: Board of Directors (or one or more named directors) c/o Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as annual report requests, business solicitations, advertisements and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.

Communications with the Audit & Risk Committee

Complaints and concerns relating to our accounting, financial reporting, internal accounting controls or auditing matters (together, “Accounting Matters”) should be communicated to the Audit & Risk Committee of the Board. Any such communications may be made on an anonymous basis. Employee concerns or complaints may be reported to the Audit & Risk Committee through a third-party vendor, The Network, Inc., which has been retained by the Audit & Risk Committee for this purpose. The Network, Inc. may be contacted toll-free at (866) 919-3222 or via The Network, Inc.’s website at

https://www.reportlineweb.com/welcome.aspx?Client=Nationstar. Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit & Risk Committee by writing to: Audit & Risk Committee c/o Executive Vice President and General Counsel, Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019.

All complaints and concerns will be reviewed under the direction of the Audit & Risk Committee and oversight by the general counsel and other appropriate persons as determined by the Audit & Risk Committee. The general counsel reports to the Audit & Risk Committee on such communications.

Criteria and Procedures for Selection of Director Nominees

Although the Board retains ultimate responsibility for nominating members for election to the Board, the NCG Committee of the Board conducts the initial screening and evaluation process. As provided in the Company’s Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based on, among other things, the following factors:

•	requirements of applicable laws and NYSE listing standards;

•	strength of character;

•	judgment;

•	business experience and areas of expertise;

•	composition of the Board;

•	principles of diversity;

•	time availability and dedication; and

•	conflicts of interest.

In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and our management, as well as recommendations from our stockholders. To recommend a candidate for election to the Board, a stockholder must submit the information required by our Bylaws, including, among other things, the following information, to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, generally not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders:

•	The stockholder’s name, address and the class, series and number of shares that he or she owns;

•	Representation that the stockholder is a holder of record as of the record date and intends to appear in person or by proxy at the annual meeting;

•	The name, address and other required information of the stockholder’s nominee for director;

•	A description of any arrangement or understanding between the stockholder and the director nominee or any other person (naming such person(s)) in connection with the making of such nomination to the Board; and

•	The nominee’s consent to being named in the proxy statement as a nominee and to serving on the Board.

In considering candidates recommended by stockholders, the NCG Committee will take into consideration the needs of the Board and the qualifications of the candidate. While a stockholder may submit a director nominee pursuant to these criteria and procedures, the nomination would remain subject to the rights of FIF HE Holdings LLC (the “Initial Stockholder”) as discussed below under the caption “Certain Relationships and Related-Party Transactions—Stockholders Agreement.”

BOARD OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board shall consist of not less than three and not more than 11 directors, as may be determined from time to time by the entire Board. As of the date of this proxy statement, the Board consists of six members, five of whom are non-employee directors.

The Board is also divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual meeting of stockholders. Our current Board is classified as follows:

Class	Term Expiration	Director
Class I	2016	Roy A. Guthrie Michael D. Malone
Class II	2017	Robert H. Gidel Brett Hawkins
Class III	2018	Wesley R. Edens Jay Bray

The Board has also determined that each of Messrs. Gidel, Guthrie, Hawkins and Malone satisfies our independence standards and further that each of them is independent of us and our management within the meaning of the NYSE’s listing standards.

The Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors, and they are elected by a plurality of the votes present in person or by proxy entitled to vote.

Committees of the Board

The Board has three principal standing committees. Committee members consist entirely of non-employee directors, and the Board has determined that each member of these committees is “independent,” as defined under the NYSE’s listing standards.

Audit & Risk Committee

The Audit & Risk Committee’s responsibilities and purposes are to: (i) assist the Board in its oversight of: (a) the accounting and financial reporting process and integrity of our financial statements; (b) our compliance with legal and regulatory requirements; (c) the annual independent audit of our financial statements, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (d) the performance of our internal audit function; and (e) risk management and compliance; (ii) determine whether to recommend to the stockholders the appointment, retention or termination of our independent registered public accounting firm; (iii) pre-approve all audit, audit-related and other services, if any, to be provided by the independent registered public accounting firm; and (iv) prepare the Report of the Audit & Risk Committee as required by the rules of the SEC. The Audit & Risk Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the Audit & Risk Committee’s Charter is available on our website.

The members of the Audit & Risk Committee are Messrs. Guthrie (chairman), Gidel, and Malone. The Board has determined that (i) each is “independent”; (ii) each is “financially literate”; and (iii) Mr. Guthrie is an “audit committee financial expert,” as these terms are defined by the Exchange Act and the NYSE. The Audit & Risk Committee met nine times in 2015.

Nominating and Corporate Governance Committee

The NCG Committee’s responsibilities and purposes are to: (i) identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; (ii) advise the Board as to the Board composition, procedures and committees; (iii) develop and recommend to the Board a set of corporate governance guidelines and maintain and update such guidelines, as appropriate; (iv) review, approve or ratify related-party transactions and other matters that may pose conflicts of interest; and (v) oversee the evaluation of the Board and the Company’s management. A copy of the NCG Committee Charter is available on our website. For more information about the process for identifying and evaluating nominees for director, see the “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” section above.

The members of the NCG Committee are Messrs. Malone (chairman), Gidel and Hawkins. Each member of our NCG Committee is independent, as defined under the rules of the NYSE. The NCG Committee met eight times in 2015.

Compensation Committee

The Compensation Committee’s responsibilities and purposes are to: (i) oversee our compensation and employee benefit plans and practices, including our executive compensation plans, and incentive-compensation and equity-compensation plans; (ii) review and discuss with management our compensation discussion and analysis to be included in our annual proxy statement and annual report filed with the SEC; (iii) develop a succession plan for our executive officers and (iv) prepare the Compensation Committee Report as required by the rules of the SEC. A copy of the Compensation Committee Charter is available on our website. For additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation see “Director Compensation” and “Compensation Discussion and Analysis,” respectively.

The Compensation Committee has the authority, in its sole discretion, to retain and terminate compensation advisors, including approval of the terms and fees of any such arrangement. The Compensation Committee engaged Pearl Meyer to assist the Compensation Committee with its responsibilities related to our executive and Board compensation programs for 2015. Pearl Meyer does not provide other services to Nationstar. Additionally, based on (i) standards promulgated by the SEC and the NYSE to assess compensation advisor independence, which are identified in the Compensation Committee’s Charter and (ii) the analysis conducted by Pearl Meyer in its independence review, the Compensation Committee concluded that Pearl Meyer is an independent and conflict-free advisor to Nationstar. For more information on the compensation advisor, see “Role of Compensation Advisor” in the Compensation Discussion and Analysis section of this proxy statement.

The Nationstar Mortgage Holdings Inc. Amended and Restated 2012 Incentive Compensation Plan (the “Incentive Plan”), discussed below under the caption “Compensation Discussion and Analysis—Long-Term Incentive Awards”, permits the Compensation Committee to delegate its authority to grant non-executive employee awards to a subcommittee consisting of one or more members of the Board or employees of Nationstar or its subsidiaries. Pursuant to this authority, the Compensation Committee has delegated to the Incentive Awards Committee, which consists of Jay Bray, a director and the President and Chief Executive Officer of Nationstar, the authority to make certain awards to Nationstar employees who are not Nationstar executive officers.

The members of the Compensation Committee are Messrs. Hawkins (chairman), Gidel and Malone. Each member of our Compensation Committee is independent, as defined under the rules of the NYSE. The “independent” directors that are appointed to the Compensation Committee are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met nine times in 2015.

Compensation Committee Interlocks and Insider Participation

There is not, nor was there during 2015, any compensation committee interlock or insider participation on the Compensation Committee.

Director Compensation

In 2015, the Compensation Committee, in consultation with Pearl Meyer, reviewed market data on director fees paid to directors in our comparator group as well as a select group of direct market share competitors in our comparator group, evaluated the compensation of our independent directors and increased their director fees effective July 1, 2015. Independent director fees are payable in semi-annual installments, based on the following annual fees:

Independent Director	Cash Retainer	Audit & Risk Committee Chair	Compensation Committee Chair	NCG Committee Chair	Audit & Risk Committee Member	Compensation Committee Member	NCG Committee Member
Mr. Gidel	$125,000	—	—	—	$35,000	$25,000	$20,000
Mr. Guthrie	$125,000	$50,000	—	—	$35,000	—	—
Mr. Hawkins	$125,000	—	$35,000	—	—	$25,000	$20,000
Mr. Malone	$125,000	—	—	$25,000	$35,000	$25,000	$20,000

Prior to 2015, the last equity awards granted to the independent directors were restricted stock awards granted in connection with our initial public offering. On May 14, 2015, each of the independent directors was granted restricted stock units with a fair market value of $330,000, which is intended to cover equity awards for 2015, 2016 and 2017. The independent directors have the option to defer the date that some or all vested restricted stock units are converted into shares of common stock and delivered to the director.

The following table sets forth certain information regarding the compensation paid in 2015 by our independent directors:

Name (a)	Fees earned or paid in cash ($) (b) (1)	Stock Awards ($) (c)(2)	Total ($) (h)
Wesley R. Edens(3)	—	—	—
Robert H. Gidel	112,500	330,000	442,500
Roy A. Guthrie	125,000	330,000	455,000
Brett Hawkins	107,500	330,000	437,500
Michael D. Malone	122,500	330,000	452,500

(1)	Represents fees actually paid in 2015, which include fees earned from July 1, 2014 through June 30, 2015.
(2)	Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of restricted stock units granted to the independent directors. The awards represent restricted stock units awarded as of May 14, 2015 of 16,435 shares of Nationstar common stock to each independent director, which awards vest in installments of 33.3%, 33.3% and 33.4% respectively on the first three anniversaries of the grant date. These awards were made under the terms of the Incentive Plan.
(3)	Mr. Edens is not an independent director (he is affiliated with Fortress Investment Group LLC (“Fortress”), see discussion below under the caption “Certain Relationships and Related-Party Transactions”) and, as such, receives no compensation from us for his service as our director.

Fees to independent directors may be made by issuance of Nationstar common stock, based on the value of common stock at the date of grant, rather than in cash, provided that any such issuance does not prevent a director from being independent and the shares are granted pursuant to a stockholder approved plan. The Company may elect to settle the restricted stock units in (i) shares of Nationstar common stock, (ii) an amount in cash or (iii) a combination thereof. Directors who are also our employees receive no additional compensation for their services on the Board. All members of the Board are reimbursed for reasonable costs and expenses related to attending Board or committee meetings or other meetings with management and for expenses related to director education programs.

PROPOSAL 1

ELECTION OF DIRECTORS

The terms of the Class I directors, consisting of Messrs. Roy A. Guthrie and Michael D. Malone, will expire at the 2016 Annual Meeting of Stockholders. Each has been nominated by the Board to serve as a continuing director for a new three-year term expiring at the 2019 Annual Meeting of Stockholders. Each nominee selected will continue in office until his successor has been elected and qualified, or until his earlier death, resignation or retirement.

In determining whether to nominate each of the Class I directors for another term, the Board considered not only the designation of these directors by the Initial Stockholder, but also the factors discussed above under “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” and concluded that each possess those talents, backgrounds, perspectives, attributes and skills that will enable each of them to continue to provide valuable insights to our management and play an important role in helping us achieve our goals and objectives. The age, principal occupation and certain other information for each director nominee and the continuing directors serving unexpired terms are set forth below. It is our general policy that no director having obtained the age of 70 years will stand for re-election.

Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of votes will be elected as directors. Abstentions and broker non-votes will not have any effect on the election of a director.

The Board believes that each director nominee will be able to stand for election. If you do not wish your shares voted for one or both of the nominees, you may so indicate when you vote.

The Board recommends a vote FOR the election of each of the nominees listed below for director.

Nominees for election at this meeting to a term expiring in 2019:

Roy A. Guthrie	BACKGROUND
Age 63 Independent Director since 2012 Committees Audit & Risk (Chairman)

Mr. Guthrie is the former Executive Vice President of Discover Financial Services, a direct banking and payment services company, a position he held from 2005 to 2012; he previously served as Chief Financial Officer from 2005 to 2011 and as Treasurer from 2009 to 2010. Mr. Guthrie was President and Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc., from 2000 to 2004, serving on Citigroup’s Management Committee throughout this period. Mr. Guthrie was also Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while it was a public company, and he served as a member of its board of directors from 1998 to 2000.

QUALIFICATIONS

Mr. Guthrie’s valuable expertise in financial services as well as extensive experience as an officer and director of public companies qualify him to serve as a Nationstar director.

OTHER PUBLIC COMPANY BOARDS

	Current Lifelock, Inc. OneMain Holdings, Inc. (formerly Springleaf Holdings Inc.) Synchrony Financial	Past Five Years Garrison Capital, Inc.

Michael D. Malone	BACKGROUND
Age 62 Independent Director since 2012 Committees NCG (Chairman) Audit & Risk Compensation

Mr. Malone is the former Managing Director of Fortress Investment Group LLC, a global investment management group and an affiliate of Nationstar’s largest stockholder, FIF HE Holdings LLC, a position he held from February 2008 until February 2012, where he was in charge of the Charlotte, North Carolina office and responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director. Over those years Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses.

QUALIFICATIONS

Mr. Malone’s extensive experience in both financial services and real estate qualify him to serve as a Nationstar director.

OTHER PUBLIC COMPANY BOARDS

	Current New Senior Investment Group Walker & Dunlop, Inc.	Past Five Years Morgans Hotel Group Co.

Directors whose terms expire in 2017:

Robert H. Gidel	BACKGROUND
Age 64 Independent Director since 2012 Committees Audit & Risk Compensation NCG

Mr. Gidel has been a principal in Liberty Partners, LLC, a company that invests in both private and publicly-traded real estate and finance focused operating companies, since 1998. Mr. Gidel was President and Chief Executive Officer of Ginn Development Company, LLC, one of the largest privately-held developers of resort communities and private clubs in the Southeast, from 2007 until 2009.

QUALIFICATIONS

Mr. Gidel is a National Association of Corporate Directors Board Leadership Fellow and his extensive experience in real estate finance and private equity, as well as wide-ranging prior experience as a director qualify him to serve as a Nationstar director.

OTHER PUBLIC COMPANY BOARDS

	Current DDR Corp. (formerly, Developers Diversified Realty)	Past Five Years Global Signal Inc.

Brett Hawkins	BACKGROUND
Age 52 Independent Director since 2012 Committees Compensation (Chairman) NCG

Mr. Hawkins has spent the last 16 years as a digital media and technology entrepreneur focusing on social networking and e-commerce in the movie, music and video game industries and in advising companies in the entertainment, healthcare and charitable industries. He is the founder, CEO and Chairman of edm.me PBC (a privately-held corporation), an internet music social media and curation platform. Previously, he co-founded GGL Global Gaming, a private video game, social networking and digital content distribution platform, in 2004, and served in various executive roles until 2011. He also previously served as Vice President for the Finance of DVDExpress.com, Inc. and President of its successor, Express Media Group, an early e-commerce business selling movies, music and video games from 2000 to 2004. Mr. Hawkins has also held senior management positions at UBS/Warburg Dillon Read, where from 1997 to 1999 he was a Managing Director overseeing European Principal Finance; BlackRock Capital Finance, where from 1996 to 1997 he was Director of European Acquisitions & Operations; Lehman Brothers, where from 1994 to 1996 he was an Executive Director of Lehman Brothers International Europe and from 1993 to 1994 a Senior Vice President at Lehman Brothers, Inc.; and Salomon Brothers Inc., where from 1988 to 1993 he was a Vice President of Mortgage Trading with responsibility for Whole Loan CMO Business.

Brett Hawkins (cont’d.)	QUALIFICATIONS

Mr. Hawkins is a National Association of Corporate Directors Board Leadership Fellow and his extensive experience in financial services as well as valuable knowledge of the mortgage and financial industry, digital media and technology qualify him to serve as a Nationstar director.

Directors whose terms expire in 2018:

Wesley R. Edens	BACKGROUND
Age 54 Director since 2012 (Chairman) Committees None

Mr. Edens is Co-Chairman of the board of directors of Fortress Investment Group LLC, an affiliate of Nationstar’s largest stockholder, FIF HE Holdings, LLC, a position he has held since August 2009. From 2006 to 2009, he was Chairman of the board of directors of Fortress. He has also been a member of the Management Committee of Fortress since co-founding Fortress in 1998. He is responsible for Fortress’s private equity and publicly-traded alternative investment businesses. He is also Chairman of the board of directors of Mapeley Limited (a privately-held real estate investment company) and a director of Florida East Coast Railway Corp. (a privately-held Florida-based railway company). Mr. Edens was Chief Executive Officer of Global Signal Inc., a real estate investment trust, from February 2004 to April 2006 and Chairman of its board of directors from October 2002 to January 2007. Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers.

QUALIFICATIONS

Mr. Edens’ extensive credit, private equity, finance and management expertise, experience as an officer and director of public companies and deep familiarity with Nationstar qualify him to serve as a Nationstar director.

OTHER PUBLIC COMPANY BOARDS

Current

Fortress Investment Group LLC

Fortress Transportation & Infrastructure Investors LLC

Gaming & Leisure Properties, Inc.

Intrawest Resorts Holdings, Inc.

New Media Investment Group Inc.

New Residential Investment Corp.

New Senior Investment Group

Newcastle Investment Corp.

OneMain Holdings, Inc. (formerly Springleaf Holdings Inc.)

Past Five Years

Aircastle Limited

Brookdale Senior Living Inc.

Eurocastle Investment Limited

GAGFAH S.A.

Gatehouse Media Inc.

Penn National Gaming, Inc.

RailAmerica, Inc.

Whistler Blackcomb Holdings Inc.

Jay Bray	BACKGROUND

Age 49 Director since 2012 Committees None	Mr. Bray has served as Nationstar’s President since June 2015 and as Chief Executive Officer since February 2012, prior to which he served as Nationstar’s Executive Vice President and Chief Financial Officer from May 2011 to February 2012. In addition, he has served as the President of Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC, since July 2011, as the Chief Executive Officer of Nationstar Mortgage LLC since October 2011, as the Chief Financial Officer of Nationstar Mortgage LLC from the time he joined Nationstar in May 2000 until September 2012, as a Manager of Nationstar Mortgage LLC since October 2011, as the Executive Chairman of Xome Holdings LLC (“Xome”) since September 2015 and as a Director of another subsidiary, Nationstar Capital Corporation, since March 2010. Mr. Bray has more than 25 years of experience in the mortgage servicing and originations industry. From 1988 to 1994, he worked with Arthur Andersen in Atlanta, Georgia, where he served as an audit manager from 1992 to 1994. From 1994 to 2000,

Jay Bray (cont’d.)	Mr. Bray held a variety of leadership roles at Bank of America and predecessor entities, where he managed the Asset Backed Securitization process for mortgage-related products, developed and implemented a secondary execution strategy and profitability plan and managed investment banking relationships, secondary marketing operations and investor relations. Additionally, Mr. Bray led the portfolio acquisition, pricing and modeling group at Bank of America.

QUALIFICATIONS

Mr. Bray is a Certified Public Accountant in the State of Georgia. Mr. Bray’s in-depth experience and understanding of financial services and Nationstar’s business and operations qualify him to serve as a Nationstar director.

AUDIT FUNCTION

Report of the Audit & Risk Committee

Management is responsible for our overall financial reporting process. Ernst & Young LLP is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes. The Audit & Risk Committee is also solely responsible for the selection and termination of our independent registered public accounting firm, including the approval of audit fees and any non-audit services provided by and fees paid to the independent registered public accounting firm.

In this context, the Audit & Risk Committee:

•	has met and held discussions with management of the Company, who represented to the Audit & Risk Committee that our audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles;

•	has reviewed and discussed the audited consolidated financial statements and discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Accounting Standard No. 16 (Communications with Audit Committee);

•	has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit & Risk Committee concerning independence and discussed with the independent registered public accounting firm its independence; and

•	participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Based on the review and discussions referred to above, the Audit & Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

This report was submitted by the Audit & Risk Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Audit & Risk Committee:

Roy A. Guthrie, Chairman
Robert H. Gidel
Michael D. Malone

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Risk Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2016. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require our independent registered public accounting firm to be engaged, retained and supervised by the Audit & Risk Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and a key corporate governance issue. If the appointment of Ernst & Young LLP is not ratified, the matter of the appointment of the independent registered public accounting firm will be re-considered by the Audit & Risk Committee.

It is anticipated that a representative of Ernst & Young LLP will attend the annual meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Nationstar’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for each of the last two fiscal years:

	2015	2014
Audit Fees(1)	$5,167,200	$4,420,000
Audit-Related Fees(2)	1,080,000	1,052,000
Tax Fees(3)	98,000	149,595
All Other Fees	—	—

Total Fees	$6,345,200	$5,621,595

(1)	These amounts consist of aggregate fees billed by Ernst & Young LLP which primarily relate to professional services rendered for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports on Form 10-Q, review of our S-3 registration statements and review of our prospectuses related to debt and equity offerings.
(2)	These amounts consist of aggregate fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not described under Audit Fees. Audit-related fees generally consist of other attest engagements under professional auditing standards, internal control-related matters, Regulation AB and other servicer compliance-related matters and audits of employee benefit plans.
(3)	These amounts consist of aggregate fees billed by Ernst & Young LLP for professional services for tax advice.

Audit & Risk Committee’s Pre-Approval Policies and Procedures

The Audit & Risk Committee must approve any service to be performed by our independent registered public accounting firm in advance of the service being performed. The Audit & Risk Committee approved in advance the services performed in 2015 by our independent registered public accounting firm.

EXECUTIVE OFFICERS

The following is a summary of the business experience of our executive officers (ages are as of the date of the annual meeting):

Anthony L. Ebers	BACKGROUND
Age 50 Executive Vice President, Originations

Mr. Ebers has served as the Company’s Executive Vice President, Originations since July 2015. Prior to joining the Company, Mr. Ebers served as the Division President, Originations for ServiceLink, a Black Knight company and national provider of transaction services to the mortgage and finance industries, from April 2015 to July 2015. From March 2009 to April 2015 Mr. Ebers held various leadership roles at OneWest Bank, most recently serving as EVP, Head of Mortgage Lending and Servicing. Prior to OneWest Bank, Mr. Ebers held various executive leadership roles at IndyMac Bancorp Inc., which filed for Chapter 7 bankruptcy in 2009.

INDUSTRY EXPERIENCE

Mr. Ebers has held key leadership positions in mortgage lending, servicing and real estate transaction related services for the past 25 years. Additionally, throughout his career, Mr. Ebers has been a member of the Mortgage Bankers Association (MBA) Servicing Committee and served on multiple industry advisory boards.

Ramesh Lakshminarayanan	BACKGROUND
Age 53 Executive Vice President and Chief Risk Officer

Mr. Lakshminarayanan joined Nationstar in 2012 as its Executive Vice President and Chief Risk Officer. He also holds the same position at Nationstar Mortgage LLC. Prior to joining Nationstar, Mr. Lakshminarayanan worked for JPMorgan Chase from 2006 to December 2011, where he served as Chief Risk Officer Retail/Chief Risk Officer of Chase Home Lending and from January 2012 to June 2012 as Head of Capital Market Operations for Mortgage Banking.

INDUSTRY EXPERIENCE

Mr. Lakshminarayanan has over 20 years of experience managing credit risk, with over 10 years of experience in risk management specific to the mortgage industry.

Michael R. Rawls	BACKGROUND
Age 46 Executive Vice President, Servicing

Mr. Rawls has served as Nationstar’s Executive Vice President, Servicing since June 2015. Prior to which he served as the President of Nationstar’s subsidiary, Champion Mortgage from 2014 to June 2015; as Nationstar’s Executive Vice President, Default from 2013 to 2014; as Nationstar’s Senior Vice President, Loss Mitigation from 2008 to 2013; and has held other key positions since joining Nationstar in 2000.

INDUSTRY EXPERIENCE

Mr. Rawls has over 20 years of expertise in mortgage operations, with a concentration in loss mitigation, foreclosure, bankruptcy and real estate owned portfolios.

Robert D. Stiles	BACKGROUND
Age 43 Executive Vice President and Chief Financial Officer

Mr. Stiles has served as Nationstar’s Executive Vice President and Chief Financial Officer since May 2014. He holds the same position at Xome (at the time known as Solutionstar) which he joined in January 2013 and at Nationstar Mortgage LLC where he has served as Executive Vice President since May 2013. Prior to joining Xome, Mr. Stiles served as the Chief Financial Officer of Altisource Portfolio Solutions S.A. (a publicly-traded real estate solutions provider) from 2009 to 2012.

INDUSTRY EXPERIENCE

Mr. Stiles has 8 years of experience in the mortgage and real estate finance industries.

Anthony W. Villani	BACKGROUND
Age 59 Executive Vice President and General Counsel

Mr. Villani has served as Nationstar’s Executive Vice President and General Counsel since 2012. He also holds the same position at Nationstar Mortgage LLC, which he joined in October 2011 as an Executive Vice President. Mr. Villani also served as Nationstar’s Secretary from February to August of 2012. Prior to joining Nationstar, Mr. Villani was Vice President and Associate General Counsel of Goldman, Sachs & Co. where he served as the managing attorney for Litton Loan Servicing LP, a Goldman Sachs company, from June 2008 until September 2011.

INDUSTRY EXPERIENCE

Mr. Villani has over 30 years of experience serving as in-house counsel in the banking and mortgage industries.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide an understanding of the compensation program for our named executive officers for 2015: (1) President and Chief Executive Officer, Jay Bray; (2) Executive Vice President and Chief Financial Officer, Robert D. Stiles; (3) Executive Vice President, Originations, Anthony L. Ebers; (4) Executive Vice President and Chief Risk Officer, Ramesh Lakshminarayanan; and (5) Executive Vice President and General Counsel, Anthony W. Villani. The elements of their compensation are set forth in greater detail in the compensation tables and related disclosures following this section.

Executive Officer Changes

On May 31, 2015, Harold Lewis resigned as our President and Chief Operating Officer. Effective June 1, 2015, Michael Rawls assumed the role of Executive Vice President, Servicing and Jay Bray, our Chief Executive Officer, assumed the role as President. Mr. Rawls has served in various roles in the Company for the past 16 years and has over 20 years of expertise in mortgage operations. The Company appointed Anthony L. Ebers as Executive Vice President, Originations effective July 27, 2015. Mr. Ebers has held key leadership positions in mortgage lending, servicing and real estate transaction related services for the past 25 years.

2015 Performance Overview

The year 2015 marked our third full year as a public company. Our 2015 results are a reflection of our effort to continue to establish Nationstar as a leader in the residential real estate market including servicing, originations and value-added transactions. Some notable accomplishments for 2015 include:

Servicing: We boarded $91 billion in mortgage servicing rights and were awarded a $55 billion sub-servicing contract from a leading financial institution. We completed approximately 65,000 solutions for our customers, including modifications and workouts, reflecting our commitment to helping homeowners keep their homes. Additionally, customer complaints were down 59% year over year.

Originations: Our originations segment posted its best year since 2012. We grew funded volume 7% and continued to consistently deliver quarterly earnings in excess of $40 million. We also successfully implemented TRID.

Xome: We increased revenue 43% and sold over 21,000 properties. We launched the Xome.com platform and related mobile app, achieving over 1 million downloads in five months.

Looking forward, we remain focused on taking steps that improve customer experience and drive customer retention while delivering greater value for our stockholders.

2015 Compensation Program Changes

In 2015, our Compensation Committee adopted the Nationstar Mortgage Holdings Inc. Executive Management Incentive Plan (“EMIP”) which provides annual cash incentive opportunities to each of our named executive officers, including our Chief Executive Officer. Incentives are earned under this program based on the achievement of prospective financial and individual performance goals. This program is discussed in great detail below under the section “Annual Incentive Bonus Opportunities.”

Compensation Philosophy and Objectives

Our primary executive compensation objectives are to attract, motivate and retain the most talented and dedicated executives and to align their annual and long-term incentives with Company performance while enhancing stockholder value. To achieve these goals we seek to maintain compensation plans that:

•	Align compensation with Company and business unit goals to enhance ownership and accountability;

•	Drive the achievement of Company, business unit and individual goals, both short- and long-term;

•	Deliver a mix of fixed and at-risk compensation; and

•	Deliver competitive pay opportunity, commensurate with performance.

As a result of our pay-for-performance philosophy, more than 89% of our Chief Executive Officer’s 2015 compensation is determined based on the achievement of the Company’s and his performance. On average, 87% of our other named executive officer’s compensation is also based on the Company’s and their individual performance.

Process for Setting Executive Officer Compensation

Role of Compensation Committee. The Compensation Committee administers our compensation plans, programs and policies relating to our named executive officers, including all the plans described below. The Compensation Committee conducts periodic reviews, at least annually, and monitors our overall compensation strategy to ensure that executive compensation supports our business objectives. It also conducts an annual evaluation of the Chief Executive Officer’s performance. As part of this compensation setting process, the Compensation Committee, with assistance from its compensation advisor, reviews the compensation (including base salary, annual cash incentives, long-term incentives and other benefits) of similarly-situated executive officers in our comparator group. Additionally, we, in consultation with the Initial Stockholder, make recommendations to the Compensation Committee regarding the compensation of our named executive officers. The Compensation Committee considers these recommendations but makes all compensation decisions related to our executive officers, including the Chief Executive Officer.

Role of Named Executive Officers. Other than the Chief Executive Officer and the Chief Financial Officer, our named executive officers do not, either individually or as a group, play a direct role in determining executive compensation. The Chief Executive Officer advises the Compensation Committee from time to time of his own evaluation of the job performance of the other named executive officers and, together with the Chief Financial Officer, offers for consideration recommendations as to their compensation levels. The Compensation Committee considers these recommendations but makes all compensation decisions related to our executive officers.

Role of Compensation Advisor. The Compensation Committee has the authority under its charter, in its sole discretion, to engage the services of a compensation advisor or other advisors to assist the Compensation Committee in the performance of its duties. The Compensation Committee retained Pearl Meyer to serve as the Compensation Committee’s independent compensation advisor on matters related to executive and board of director compensation. The compensation advisor regularly attended Compensation Committee meetings and reported directly to the Compensation Committee on matters relating to the compensation of our executive officers and directors. The Compensation Committee annually reviews and establishes the scope of the engagement of the compensation advisor, which is reflected in an engagement letter between the compensation advisor and the Compensation Committee.

During 2015, the Compensation Committee requested that Pearl Meyer:

•	Conduct an analysis of compensation for our executive officers and directors;

•	Assess how compensation aligned with our philosophy and objectives;

•	Review our comparator group;

•	Assist the Compensation Committee in the review of incentive plan design and related benefit programs; and

•	Provide the Compensation Committee with ongoing advice and counsel on market compensation and governance trends including their impact on our executive and director compensation programs.

Risk Considerations. In developing and reviewing the executive incentive programs, the Compensation Committee considers the business risks inherent in the design of compensation arrangements to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. The Compensation Committee believes that the mix of compensation components used in the determination of our named executive officers’ compensation reflects the performance of the Company and the performance of the individual employee and does not encourage our named executive officers to take unreasonable risks relating to the business. Our named executive officers’ ownership interest in the Company aligns their interests with our long-term performance and discourages excessive risk taking. The Compensation Committee does not believe our compensation programs are reasonably likely to have a material adverse effect on the Company.

Consideration of Stockholder Advisory Vote on Compensation. At our 2014 Annual Meeting of Stockholders, our stockholders voted on a non-binding advisory resolution on the compensation of our named executive officers. Approximately 98% of the voting stockholders approved the resolution, excluding abstentions and shares that were not voted. The Compensation Committee viewed the results of the advisory vote as demonstrating broad stockholder support for our current executive compensation program and continued to apply similar policies and objectives in determining compensation for 2015 that it applied in 2013 and 2014. Our next stockholder advisory vote on the compensation of our named executive officers will occur at our 2017 Annual Meeting of Stockholders.

Tax Considerations. As a new publicly-traded company, in 2015 we were able to rely on a “grandfather” clause under Section 162(m) of the Code. Section 162(m) places a limit of $1,000,000 on the amount of compensation that we may deduct in any given year with respect to the Chief Executive Officer and certain other of our most highly compensated executive officers. This deduction limitation, however, does not apply to certain “performance based” compensation. It is the Compensation Committee’s general policy to consider whether particular payments and awards to our named executive officers are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in establishing executive compensation programs.

No Gross-up Payments. None of our named executive officers are eligible for gross-up payments to cover excise taxes in connection with a change in control termination event.

Stock Ownership Guidelines. Although we do not have requirements or guidelines specifying amounts of ownership of Nationstar common stock for our named executive officers, we do promote and encourage the aligning of their interests with those of our stockholders by providing them with significant equity awards. Including awards of restricted stock and restricted stock units, the ownership levels of our named executive officers generally meet or exceed the typical ownership guidelines established by the marketplace.

Anti-Hedging / Anti-Pledging Policies. Our Insider Trading Compliance Program prohibits employees and directors from engaging in hedging transactions in Nationstar common stock, margining Nationstar common stock or in general pledging Nationstar common stock as collateral for a loan.

Elements of Compensation

The total compensation of our named executive officers in 2015 consisted of three principal elements:

•	base salary;

•	non-equity incentive awards (annual cash bonuses); and

•	long-term incentive awards.

Determinations regarding any one element affect determinations regarding each other element, with the goal to set overall compensation at an appropriate level to be able to attract and retain top talent. In this regard, the Compensation Committee considers which different compensation elements are at-risk in setting the levels for each other element. For example, the amount of base salary paid to a named executive officer is considered in determining the amount of any cash bonus or equity award. But the relationship among the elements is not strictly formulaic due to the need to evaluate the likelihood that the at-risk components of compensation will actually be paid at any particular level. The overall compensation packages of each of our named executive officers are variable from year to year and are based on their respective experience and individual performance, current market conditions, business trends and overall Company performance.

The combination of non-equity incentive awards (generally annual cash bonuses) and long-term incentive awards seeks to strike the appropriate balance between the near-term focus on Company profitability and individual performance, and the long-term focus to create enhanced stockholder value.

Comparator Group

The Compensation Committee with assistance from Pearl Meyer annually assesses market conditions through a review of compensation from a group of comparator companies (the “Comparator Group”). The Compensation Committee regularly reviews the composition of the Comparator Group. In 2015, the Compensation Committee did not make any changes to the Comparator Group from the previous year. The Compensation Committee used findings from the compensation review to determine our named executive officers’ pay position, our overall program design and program leverage relative to peers. The Compensation Committee does not target any particular range of pay relative to pay of the Comparator Group. The Comparator Group is comprised of companies similar in size (revenues, assets and market capitalization) as well as industry (financial and real estate services and technology/data processing). The following twenty-two companies were the Comparator Group during 2015:

•	Altisource Portfolio Solutions S.A.

•	Capital One Financial Corp.

•	CIT Group Inc.

•	Comerica Inc.

•	CoreLogic, Inc.

•	Equifax, Inc.

•	Equinix, Inc.

•	EverBank Financial Corp.

•	Expedia

•	Fidelity National Information Services, Inc.

•	First Republic Bank
•	HomeAway, Inc.

•	Huntington Bancshares Inc.

•	Ocwen Financial Corp.

•	PennyMac Financial Services, Inc.

•	PHH Corp.

•	Realogy Holdings Corp.

•	Redwood Trust, Inc.

•	Stonegate Mortgage Corp.

•	TripAdvisor, Inc.

•	Walter Investment Management Corp.

•	Zillow Group, Inc.

Base Salary

Base salaries are set depending on the scope of each named executive officer’s respective responsibilities and what is necessary to recruit and retain skilled executives. Base salaries are reviewed annually in accordance with our named executive officer’s annual performance evaluation and may be modified from time to time in view of our named executive officer’s individual responsibilities, individual and company performance, and experience. Periodic base salary adjustments are intended to reward individual performance and are also intended to ensure that the individual’s base salary, in conjunction with the other compensation elements, remains competitive for the position and responsibilities.

Base salaries are intended to complement the performance oriented components (non-equity annual incentive and long-term incentive awards) of our compensation program by assuring that our named executive officers will receive an appropriate minimum level of compensation. In general, base salary is the smallest component of the overall compensation package, representing less than 15% of total direct compensation.

In determining base salary for 2015, the Compensation Committee considered our pay-for-performance culture, our philosophy to have low fixed and high performance-based compensation, and the performance of the given named executive officer. The Compensation Committee decided that none of our named executive officers would receive a base salary increase in 2015. The following table sets forth information regarding our named executive officers annual base salaries for 2015:

Name	2015 Base Salary	2014 Base Salary	Change
Jay Bray	$450,000	$450,000	$0
Robert D. Stiles	$400,000	$400,000	$0
Anthony L. Ebers	$450,000	N/A	$0
Ramesh Lakshminarayanan	$380,000	$380,000	$0
Anthony W. Villani	$375,000	$375,000	$0

Annual Incentive Bonus Opportunities

In 2015, the Company adopted the EMIP which replaced both the Nationstar Mortgage LLC Annual Incentive Compensation Plan (“AIP”) and the Nationstar Mortgage LLC Executive Management Incentive Plan (the “Former EMIP”). All of our named executive officers participated in the EMIP. The annual bonus opportunity for each named executive officer under the EMIP is linked to Nationstar’s performance in achieving challenging financial and strategic objectives of the Company. Individual performance and its impact on financial, strategic, business unit or individual objectives may also be considered.

EMIP Overview. The EMIP is entered into pursuant to the provisions of the Company’s Incentive Plan and is an annual bonus program for our executive officers. The EMIP is designed to motivate and reward achievement of the Company’s business goals and to attract and retain highly talented individuals. Generally, bonuses under this plan are intended to qualify as “performance-based” compensation under Section 162(m) of the Code and are paid only to the extent that the performance goals are achieved. Under the EMIP, the Compensation Committee approves the maximum bonus opportunity for each of the named executive officers. The amount of the annual bonus award actually paid to each named executive officer may, in the Compensation Committee’s sole discretion, be reduced to less than the maximum bonus opportunity based on application of any objective or subjective criteria that the Committee may select at any time prior to payment of the annual bonus awards, including the corporate goals discussed below. The Committee may adjust awards in a non-uniform manner among the participants.

2015 Initial Performance Goal. For any bonus to be payable to a named executive officer for a particular year, the Company must achieve the initial performance goal specified by the Compensation Committee. For 2015, the Compensation Committee specified that participants could only receive an annual bonus award in the event that either core operating pre-tax income or revenue growth is positive. If the Company does not achieve either positive core operating pre-tax income or positive revenue growth, then no annual bonus is payable. If either positive core operating pre-tax income or revenue growth is achieved, the maximum bonus opportunity for each named executive officer is payable, subject to adjustment by the Compensation Committee. In 2015, core operating pre-tax income and revenue growth were both positive resulting in achievement of the initial performance goal under the EMIP. At the time the maximum bonus opportunities were set, the Compensation Committee anticipated that each named executive officer’s actual annual bonus award would be lower than the maximum payout permitted under the EMIP upon the achievement of the initial performance goal.

2015 Corporate Goals. If the initial performance goal is met, the Compensation Committee then reviews the achievement of corporate goals by each named executive officer, which were established at the beginning of the year by the Compensation Committee. The Compensation Committee believes that this dual-level performance framework appropriately emphasized Company achievement of positive core operating pretax income or revenue growth, which are important measures of operating and financial performance, while providing the necessary flexibility to focus on the achievement of additional key financial and strategic objectives of the Company. Following year end, the named executive officers are rated on the results for each corporate goal on a scale of one to five. The rating is multiplied by the weight of each corporate goal to obtain a weighted score, with five being the highest possible score. The weighted score is converted into a percentage, which is multiplied by the named executive officer’s bonus opportunity (set in terms of a percentage of base salary) and base salary to result in an annual bonus award amount.

For 2015, in developing the corporate goals and their weightings that were recommended to the Compensation Committee, management considered the importance of shared goals for all the named executive officers, and analyzed the relative importance of each goal to the Company’s business strategy and the anticipated difficulty of achieving the goals in the aggregate. The 2015 corporate goals included goals related to (i) financial performance, including core operating pre-tax income, adjusted cash flow and (ii) strategic objectives, including results of employee engagement surveys, reducing customer complaints, the retention of loan portfolios that are being prepaid and scorecard rankings by Fannie Mae, Freddie Mac and Ginnie Mae.

These goals and their weightings were the same for all named executive officers, except that Mr. Ebers’ weightings differed slightly from those of the other named executive officers’ because he had an additional goal of core pre-tax income for the originations business unit which he heads. The Compensation Committee considered and provided input on goals and weightings initially proposed by management, which was incorporated into the final goals and weightings that subsequently were approved by the Compensation Committee.

At the end of 2015, the Compensation Committee reviewed actual performance against the corporate goals and the respective weightings for each goal, for each named executive officer. The achievement of the corporate goals was, on average, 3.6 on a scale of 1 to 5. The following table shows the 2015 corporate goals, their relative weighting for each named executive officer and levels of achievement:

	Corporate Goals
	Financial Targets 50%			Strategic Initiatives 50%
	Core Operating Pre-Tax Income:	Adjusted Cash Flow:	Segment Core Pre- Tax Income:	Employee Engagement:	Number of Customer Complaints:	Portfolio Retention:	GSE Scorecard:
Weighting:

Anthony L. Ebers	10%	20%	20%	10%	15%	15%	10%
All Other NEOs	25%	25%	N/A	10%	15%	15%	10%

Performance:

Target	$545M	$405M	$125M	3.65	<=0.8	35.0%	Top 20%
Actual	$546M	$500M	$213M	3.78	0.703	28%	Top 10%

Rating (1-5):	3.0	5.0	5.0	5.0	4.0	0.0	5.0

For purposes of the EMIP financial targets (i) “core operating pre-tax income” is a non-GAAP measure begins with GAAP pre-tax income and excludes changes in the fair value of our mortgage servicing rights and certain non-recurring expenses, (ii) “adjusted cash flow” is a non-GAAP measure that begins with GAAP pre-tax income and makes adjustments for cash and non-cash items, including changes in the fair value of mortgage servicing rights, value of capitalized servicing retained, depreciation and amortization, stock based compensation and cash taxes and (iii) “segment core pre-tax income” is a non-GAAP measure that begins with GAAP pre-tax income and excludes non-recurring expenses from our originations business unit.

Approved EMIP Payouts. In determining the amount payable to each named executive officer, the Compensation Committee may, in its sole discretion, adjust the amount of any bonus otherwise payable to any participant based on a participant’s individual performance or any other objective or subjective factor that the Compensation Committee deems relevant. Following the completion of 2015, our Chief Executive Officer, in consultation with our Initial Stockholder, considered achievement under the 2015 corporate goals, the Company’s overall performance and the individual performance of each participant and recommend to the Compensation Committee bonus amounts for each named executive officer. After consideration of the Company’s pay-for-performance culture and the Chief Executive Officer’s recommendation, the Compensation Committee approved the bonus amounts as recommended. The following table shows for each named executive officer: (i) the maximum bonus amount payable, (ii) the target bonus amount and (iii) the 2015 bonus amount approved by the Compensation Committee and paid to the named executive officer.

Name	Maximum Bonus Payable ($)	Target Bonus ($)	Approved Bonus ($)
Jay Bray	6,900,000	4,100,000	2,400,000
Robert D. Stiles	1,900,000	1,140,000	1,500,000
Anthony L. Ebers	2,500,000	2,000,000	1,750,000	(1)
Ramesh Lakshminarayanan	1,600,000	950,000	1,900,000
Anthony W. Villani	1,200,000	675,000	850,000

(1)	Pursuant to Mr. Ebers’ offer letter, his 2015 bonus amount was guaranteed to be not less than $1.2 million.

Long-Term Incentive Awards

Incentive Plan. The Incentive Plan enables us to offer certain key employees, consultants and non-employee directors equity- and cash-based awards. It enhances our ability to attract, retain and reward such individuals, while strengthening the mutuality of interests between those individuals and our stockholders. Time-based awards of either restricted stock or restricted stock units are granted to retain key talent and establish a common interest of the key executives with our stockholders through stock ownership. These awards generally vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the awards, provided the participant remains continuously employed with us during that time. In addition, upon death, disability or a change in control of the Company, the unvested shares of an award will vest. We believe that the time-based vesting requirements provide a strong retention mechanism. The ultimate value of the award, however, depends on the market value of Nationstar common stock on the vesting date, and accordingly time-based equity awards effectively align the interests of the participants with our stockholders. It is expected that time-based equity awards will continue to play a significant part of our compensation programs for named executive officers.

Annual equity awards that were granted in 2015 were based, in part, on the annual incentive payouts determined for the AIP and the Former EMIP in 2014. On March 2, 2015, restricted stock awards of Nationstar common stock were made as follows: Mr. Bray 39,736 shares, Mr. Stiles 24,598 shares, Mr. Lakshminarayanan 25,071 shares and Mr. Villani 13,246 shares. In addition, in connection with his employment, on August 1, 2015, Mr. Ebers was awarded 78,555 shares of restricted stock. The foregoing restricted stock awards vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the awards. Beginning in 2016, equity awards will not be based on payouts under the EMIP.

Other Compensation Components

All of our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our named executive officers. In addition, Mr. Bray is reimbursed for the cost of life insurance premiums pursuant to our Executive Life Program. While we do not view perquisites as a significant element of our compensation structure, we believe that limited perquisites facilitate the attraction and retention of superior management talent. The value of these benefits to our named executive officers is set forth in the Summary Compensation Table under the column “All Other Compensation.” For 2015, these perquisites primarily related to contributions to a named executive officer’s 401(k) plan account.

Employment Agreements

We have not entered into employment agreements with our named executive officers. We do enter into offer letters with named executive officers upon their hire.

Severance Benefits

Mr. Stiles. In connection with Mr. Stiles assuming the position of Chief Financial Officer, Mr. Stiles received an offer letter outlining the conditions of his employment with us. The offer letter provides that upon termination of Mr. Stiles’ employment as Chief Financial Officer by us without cause, Mr. Stiles will receive severance benefits of (i) 12 months base salary plus 100% of his prior year’s bonus, (ii) continued vesting of the next tranche of his equity awards that is scheduled to vest for each grant awarded prior to his termination and (iii) continuation of medical benefits for up to 12 months. Mr. Stiles is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Mr. Ebers. In connection with Mr. Ebers joining the Company as Executive Vice President, Originations, Mr. Ebers received an offer letter outlining the conditions of his employment with us. The offer letter provides that upon termination of Mr. Ebers’ employment as Executive Vice President, Orginations by us without cause, Mr. Ebers will receive severance benefits of (i) 12 months base salary plus a pro rata portion of his target bonus amount and (ii) continuation of medical benefits for up to 12 months. Mr. Ebers is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Additional information regarding the severance payments, including a quantification of benefits that would have been received by our named executive officers had termination of their employment occurred on December 31, 2015, is listed in the “Potential Payments Upon Termination or Change of Control” table below.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the above “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s 2016 Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

This report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Compensation Committee:

Brett Hawkins, Chairman
Robert H. Gidel
Michael D. Malone

HISTORICAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth the annual compensation for our named executive officers serving at the end of 2015.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Awards ($)(1)(e)	Non-Equity Incentive Plan Compensation ($) (g)		All Other Compensation ($)(i)		Total ($) (j)
Jay Bray	2015	450,000		—		1,050,222	2,400,000	(2)	13,439	(3)	3,913,661
President & Chief Executive	2014	450,000		—		1,174,312	4,000,000	(4)	13,247	(5)	5,637,559
Officer	2013	450,000		—		2,100,016	3,355,100	(6)	13,248	(7)	5,918,364

Robert D. Stiles	2015	400,000		—		650,125	1,500,000	(2)	10,708	(8)	2,560,833
Executive Vice President	2014	348,976	(9)	—		2,500,004	1,000,000	(4)	11,770	(10)	3,860,750
& Chief Financial Officer

Anthony L. Ebers	2015	190,385	(11)	1,000,000	(12)	1,500,401	1,750,000	(2)	529,017	(8)	4,969,803
Executive Vice President,
Originations

Ramesh Lakshminarayanan	2015	380,000		—		662,627	1,900,000	(2)	5,846		2,948,473
Executive Vice President	2014	380,000		75,000	(12)	620,024	1,500,000	(4)	7,770		2,582,794
& Chief Risk Officer	2013	380,000		75,000	(12)	300,025	800,000	(6)(14)	348,920	(13)	1,903,945

Anthony W. Villani	2015	375,000		—		350,092	850,000	(2)	10,925	(8)	1,586,017
Executive Vice President &
General Counsel

(1)	Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of restricted stock awards granted to our named executive officers. Information with respect to vesting of these awards is disclosed in the Grant of Plan Based Awards table and the accompanying notes.
(2)	These amounts were paid in the first quarter of 2016 but represent awards with respect to the Company’s and individual performance in 2015.
(3)	Represents for 2015 the payment of a life insurance premium equal to $5,997 and a contribution to Mr. Bray’s 401(k) Plan account of $7,442.
(4)	These amounts were paid in the first quarter of 2015 but represent awards with respect to the Company’s and individual performance in 2014.
(5)	Represents for 2014 the payment of a life insurance premium equal to $5,997 and a contribution to Mr. Bray’s 401(k) Plan account of $7,250.
(6)	These amounts were paid in the first quarter of 2014 but represent awards with respect to the Company’s and individual performance in 2013.
(7)	Represents for 2013 the payment of a life insurance premium equal to $5,998 and a contribution to Mr. Bray’s 401(k) Plan account of $7,250.
(8)	Represents for Mr. Stiles a telephone allowance of $325 and contribution to his 401(k) Plan account of $10,383. Represents for Mr. Ebers a relocation assistance allowance of $346,200, tax gross up related to the relocation allowance of $179,788, and contribution to his 401(k) Plan account of $3,029. Represents for Mr. Villani a telephone allowance of $325 and contribution to his 401(k) Plan account of $10,600.
(9)	Represents actual salary paid for 2014.
(10)	Represents for Mr. Stiles a telephone allowance of $300, health and wellness incentives of $1,070 and contribution to his 401(k) Plan account of $10,400.
(11)	Represents actual salary paid for 2015.
(12)	Represents sign-on bonuses awarded in conjunction with each of Messrs. Ebers and Lakshminarayanan commencing employment with Nationstar. Mr. Ebers bonus is subject to repayment on a pro-rata basis if he voluntarily terminates his employment with us within 12 months of his employment date.
(13)	Represents for Mr. Lakshminarayanan a relocation assistance of $341,870 and contribution to his 401(k) Plan account of $7,050.
(14)	Represents the cash portion of the award to Mr. Lakshminarayanan under the Former EMIP.

Grants of Plan-Based Awards for 2015

The following table sets forth, for each of our named executive officers, the grants of awards under any plan during the year 2015, as described in further detail in the sections titled “Annual Incentives” and “Long-Term Incentive Awards.”

Name (a)	Grant Date (b)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2) (i)	Grant Date Fair Value of Stock Awards ($)(3)(4) (j)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Jay Bray
EMIP	—	—	—	4,100,000	6,900,000	—	—
Incentive Plan	3/2/2015	2/24/2015	—	—	—	39,736	1,050,222
Robert D. Stiles
EMIP	—	—	—	1,140,000	1,900,000	—	—
Incentive Plan	3/2/2015	2/24/2015	—	—	—	24,598	650,125
Anthony L. Ebers
EMIP	—	—	—	2,000,000	2,500,000	—	—
Incentive Plan	8/1/2015	7/27/2015	—	—	—	78,555	1,500,401
Ramesh Lakshminarayanan
EMIP	—	—	—	950,000	1,600,000	—	—
Incentive Plan	3/2/2015	2/24/2015	—	—	—	25,071	662,627
Anthony W. Villani
EMIP	—	—	—	675,000	1,200,000	—	—
Incentive Plan	3/2/2015	2/24/2015	—	—	—	13,246	350,092

(1)	The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of awards under the EMIP subject to the achievement of certain performance measures. The actual amount of the awards made to our named executive officers is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	Represents awards of time-based restricted stock to Messrs. Bray, Ebers, Lakshminarayanan, Stiles and Villani under the Company’s Incentive Plan. With respect to Messrs. Bray, Ebers, Lakshminarayanan, Stiles and Villani, the restricted stock vests 33.3%, 33.3% and 33.4% on the first, second and third anniversaries of the grant date.
(3)	Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of restricted stock awards granted to our named executive officers. With respect to Messrs. Bray, Lakshminarayanan, Stiles and Villani, the awards were valued at $26.43 per share, which was the average of the high and low of the last trading date prior to the effective date of the grant. With respect to Mr. Ebers, the awards were valued at $19.10 per share, which was the average of the high and low of the last trading date prior to the effective date of the grant.
(4)	No dividends will be paid on vested or unvested restricted stock awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of our named executive officers the outstanding equity awards as of December 31, 2015, as described in greater detail in the section titled “Long-Term Incentive Awards – Incentive Plan”.

	Stock Awards
Name (a)	Number of Shares or Units of Stock that Have Not Vested (#) (g)		Market Value(1) of Shares or Units of Stock that Have Not Vested($) (h)
Jay Bray	18,247	(2)	243,962
	26,678	(3)	356,685
	39,736	(4)	531,270
Robert D. Stiles	56,796	(5)	759,363
	24,598	(6)	328,875
Anthony L. Ebers	78,555	(7)	1,050,280
Ramesh Lakshminarayanan	2,607	(8)	34,856
	14,086	(9)	188,330
	25,071	(10)	335,199
Anthony W. Villani	1,304	(11)	17,434
	10,741	(12)	143,607
	13,246	(13)	177,099

(1)	Based on the closing market price of Nationstar common stock on December 31, 2015, which was $13.37.
(2)	This award of restricted stock is subject to vesting. With respect to 18,247 shares, this award vested on March 14, 2016.
(3)	This award of restricted stock is subject to vesting. With respect to 13,319 shares, this award vested on March 3, 2016. With respect to 13,359 shares, this award will vest on March 3, 2017.
(4)	This award of restricted stock is subject to vesting. With respect to 13,232 shares, this award vested on March 2, 2016. With respect to 13,232 shares, this award will vest on March 2, 2017. With respect to 13,272 shares, this award will vest on March 2, 2018.
(5)	This award of restricted stock is subject to vesting. With respect to 28,355 shares, this award vested on March 3, 2016. With respect to 28,441 shares, this award will vest on March 3, 2017.
(6)	This award of restricted stock is subject to vesting. With respect to 8,191 shares, this award vested on March 2, 2016. With respect to 8,191 shares, this award will vest on March 2, 2017. With respect to 8,216 shares, this award will vest on March 2, 2018.
(7)	This award of restricted stock is subject to vesting. With respect to 26,158 shares, this award will vest on August 1, 2016. With respect to 26,159 shares, this award will vest on August 1, 2017. With respect to 26,238 shares this award will vest on August 1, 2018.
(8)	This award of restricted stock is subject to vesting. With respect to 2,607 shares, this award vested on March 14, 2016.
(9)	This award of restricted stock is subject to vesting. With respect to 7,032 shares, this award vested on March 3, 2016. With respect to 7,054 shares, this award will vest on March 3, 2017.
(10)	This award of restricted stock is subject to vesting. With respect to 8,348 shares, this award vested on March 2, 2016. With respect to 8,349 shares, this award will vest on March 2, 2017. With respect to 8,374 shares, this award will vest on March 2, 2018.
(11)	This award of restricted stock is subject to vesting. With respect to 1,304 shares, this award vested on March 14, 2016.
(12)	This award of restricted stock is subject to vesting. With respect to 5,362 shares, this award vested on March 3, 2016. With respect to 5,379 shares, this award will vest on March 3, 2017.
(13)	This award of restricted stock is subject to vesting. With respect to 4,410 shares, this award vested on March 2, 2016. With respect to 4,411 shares, this award will vest on March 2, 2017. With respect to 4,425 shares, this award will vest on March 2, 2018.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2015, with respect to shares of common stock that may be issued under our Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans approved by stockholders	—	—	3,926,651
Equity Compensation Plans not approved by stockholders	—	—	—
Total	—	—	3,926,651

(1)	While the Incentive Plan does provide for the issuance of options and other equity-based awards, as of December 31, 2015, the Compensation Committee has elected only to issue cash, common stock, restricted stock awards, restricted stock units and stock appreciation rights under this plan.

Stock Vested for 2015

The following table provides information on the vesting of Nationstar restricted shares of common stock for our named executive officers in 2015.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Jay Bray	174,655	4,694,683
Robert D. Stiles	28,354	730,399
Anthony L. Ebers	—	—
Ramesh Lakshminarayanan	25,246	521,006
Anthony W. Villani	12,626	335,341

Potential Payments Upon Termination or Change of Control

The following table sets forth the value of benefits that would have been payable to our named executive officers assuming a termination of employment or change of control on December 31, 2015, given their compensation levels and, where applicable, Nationstar’s closing stock price on that date. The amounts shown in the table do not include payments and benefits, such as accrued salary, accrued vacation and severance, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. If the termination of employment was due to disability, all salaried employees, including our named executive officers, are entitled to receive a monthly long-term benefit of $25,000, which would begin six months following the determination of disability and continue until the person reaches the age of 65 years. The actual amounts to be paid can only be determined at the time of a named executive officer’s separation from the Company or a change in control and include the accelerated vesting of previously awarded but unvested restricted stock awards.

Name	Death ($)		Disability ($)		Termination Without Cause or Resignation for Good Reason ($)		After Change in Control ($)
Jay Bray
Salary	—		—		—		—
Annual Bonus	—		—		—		—
Market Value of Accelerated Vesting of Restricted Shares	1,131,917	(1)	1,131,917	(1)	—		1,131,917	(1)
Deferred Cash	—		—		—		—
Medical Coverage	—		—		—		—
Disability Benefits	—		—		—		—
Life Insurance	1,398,295	(2)	—		—		—

Total	2,530,212		1,131,917		—		1,131,917

Robert D. Stiles
Salary	—		—		400,000	(3)	—
Annual Bonus	—		—		1,000,000	(4)	—
Market Value of Accelerated Vesting of Restricted Shares	1,088,238	(1)	1,088,238	(1)	488,620	(5)	1,088,238	(1)
Deferred Cash	—		—		—		—
Medical Coverage	—		—		3,311	(6)	—
Disability Benefits	—		—		—		—
Life Insurance	500,000	(2)	—		—		—

Total	1,588,238		1,088,238		1,891,931		1,088,238

Anthony L. Ebers
Salary	—		—		450,000	(3)	—
Annual Bonus	—		—		1,002,740	(4)	—
Market Value of Accelerated Vesting of Restricted Shares	1,050,280	(1)	1,050,280	(1)	—		1,050,280	(1
Deferred Cash	—		—		—
Medical Coverage	—		—		11,583	(6)	—
Disability Benefits	—		—		—		—
Life Insurance	500,000	(2)	—		—		—

Total	1,550,280		1,050,280		1,464,323		1,050,280

Ramesh Lakshminarayanan
Salary	—		—		—		—
Annual Bonus	—		—		—		—
Market Value of Accelerated Vesting of Restricted Shares	558,385	(1)	558,385	(1)	—		558,385	(1)
Deferred Cash	—		—		—		—
Medical Coverage	—		—		—		—
Disability Benefits	—		—		—		—
Life Insurance	500,000	(2)	—		—		—

Total	1,058,385		558,385		—		558,385

Name	Death ($)		Disability ($)		Termination Without Cause or Resignation for Good Reason ($)	After Change in Control ($)
Anthony W. Villani
Salary	—		—		—	—
Annual Bonus	—		—		—	—
Market Value of Accelerated Vesting of Restricted Shares	338,140	(1)	338,140	(1)	—	338,140	(1)
Deferred Cash	—		—		—	—
Medical Coverage	—		—		—	—
Disability Benefits	—		—		—	—
Life Insurance	500,000	(2)	—		—	—

Total	838,140		338,140		—	338,140

(1)	Pursuant to the award agreements granting each of Messrs. Bray, Ebers, Lakshminarayanan, Stiles and Villani restricted stock, in the event our named executive officer’s employment terminates as a result of his death, disability or a change in control, all unvested equity awards shall immediately vest. This is based on the closing market price of $13.37 on December 31, 2015.
(2)	All salaried employees are entitled to a death benefit of two times their annual salary up to $500,000. These payments would be made pursuant to insurance policies maintained by us. For Mr. Bray this figure includes the $500,000 and additional amounts to which he would be entitled pursuant to his special life insurance policy.
(3)	Represents an amount equal to his base salary as of December 31, 2015. Pursuant to the (i) offer letter with Mr. Stiles and (ii) offer letter with Mr. Ebers, upon a termination without cause, the executive is entitled to twelve months of base salary. Each offer letter is described further in the section entitled “Severance Benefits.”
(4)	Represents a bonus payment if termination had occurred during 2015. Upon a termination without cause, (i) pursuant to the offer letter with Mr. Stiles, Mr. Stiles is entitled to 100% of his prior year’s bonus and (ii) pursuant to the offer letter with Mr. Ebers, Mr. Ebers is entitled to a pro-rata bonus, at target, for the portion of the year he was employed by us. Each offer letter is described further in the section entitled “Severance Benefits.”
(5)	Pursuant to the offer letter with Mr. Stiles, upon a termination without cause, the executive is entitled to the vesting of the next tranche of restricted stock scheduled to vest. The offer letter is described further in the section entitled “Severance Benefits.”
(6)	Pursuant to the (i) offer letter with Mr. Stiles and (ii) offer letter with Mr. Ebers, the executive is entitled up to 12 months of continued coverage under our medical plan in the event of termination without cause. Each offer letter is described further in the section entitled “Severance Benefits.”

PROPOSAL 3

APPROVAL OF THE SECOND AMENDED AND RESTATED 2012 INCENTIVE COMPENSATION PLAN

General

The Incentive Plan was originally adopted by our Board in February 2012, prior to our initial public offering and amended on February 24, 2015. On February 29, 2016, the Board adopted, subject to stockholder approval, certain amendments to the Incentive Plan restated as the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Plan (“Amended Incentive Plan”). At the annual meeting, stockholders are being asked to (i) approve the material terms of the Amended Incentive Plan for purposes of complying with Section 162(m) of the Code (“Code Section 162(m))” and (ii) approve amending the Incentive Plan to (a) increase the number of shares authorized for issuance under the Incentive Plan to 9 million shares, which includes approximately 4 million shares available for issuance plus an additional 5 million shares added in connection with this proposal, (b) add equity awards for independent directors and limit the amount of those equity awards to $750,000 per year and (c) extend the expiration of the Incentive Plan to 2026.

The purpose of the Amended Incentive Plan is to promote the interests of the Company and its stockholders by providing employees, consultants and directors of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company. The Board believes that the approval of the Amended Incentive Plan is essential to our ability to attract and retain outstanding and highly skilled individuals and to motivate our employees to achieve the Company’s goals. Under NYSE listing standards, if the Amended Incentive Plan is not approved by our stockholders, we can continue to grant the number of shares remaining available for grant under the Incentive Plan and the Company may not be entitled to deduct, for federal income tax purposes, all compensatory payments to the covered employees.

Code Section 162(m)

The Board is submitting the Amended Incentive Plan to our stockholders for approval of the material terms pursuant to which performance-based compensation is to be paid. Our stockholders must approve these terms to enable compensation paid pursuant to the Amended Incentive Plan to qualify as “performance-based compensation” within the meaning of Code Section 162(m). Upon approval by the stockholders, such payments are eligible to be exempt from the provisions of Code Section 162(m) that would otherwise deny us a federal income tax deduction for compensation expense to the extent that aggregate compensation payments to any “covered employee” exceed $1 million in any fiscal year. Code Section 162(m) defines the term “covered employee” to mean our Chief Executive Officer and the next three highest compensated officers (other than the Chief Financial Officer). Accordingly, the Amended Incentive Plan is being submitted to our stockholders for approval pursuant to the requirements of Code Section 162(m).

If the stockholders do not approve the Amended Incentive Plan, our covered employees may still be entitled to such performance-based compensation, but the Company may not be entitled to deduct, for federal income tax purposes, all compensatory payments to the covered employees. Nothing in the following proposal precludes the Board or the Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Code Section 162(m).

Summary of the Amended Incentive Plan

The following is a summary of the material terms of the Amended Incentive Plan. This summary, however, does not purport to be a complete description of all of the provisions of the Amended Incentive Plan and is qualified in its entirety by reference to the full text of the Amended Incentive Plan, which is attached as an Appendix to this proxy statement. The capitalized terms not otherwise defined in this summary shall have the meaning assigned to them in the Amended Incentive Plan.

Administration. The Amended Incentive Plan will be administered by our Compensation Committee or any other committee designated by our Board or Compensation Committee from time to time. In addition, the Board may grant awards to directors of the Company. The Compensation Committee has full discretionary authority to administer the Amended Incentive Plan, including authority to: (i) select the persons to whom awards will be granted under the Amended Incentive Plan, (ii) determine the time or times of grant and type and number of awards that may be issued under the Amended Incentive Plan (subject to the limits set forth in the Amended Incentive Plan), (iii) determine and modify from time to time the terms and conditions of awards, (iv) accelerate the date on which an award becomes vested, exercisable or transferable, (v) subject to limits in the Amended Incentive Plan, extend the term of any award, (vi) adopt, alter and repeal rules, guidelines, and practices for administering the Amended Incentive Plan, (vii) decide all disputes under the Amended Incentive Plan and (viii) otherwise administer or supervise the administration of the Amended Incentive Plan. All decisions and interpretations of the Compensation Committee will be binding on all parties. No member of the

Compensation Committee shall be liable for any action, omission, or determination relating to the Amended Incentive Plan, and the Company shall indemnify and hold harmless each member of the Compensation Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Amended Incentive Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Compensation Committee) arising out of any action, omission or determination relating to the Amended Incentive Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

Eligibility. Employees and consultants of the Company whom the Compensation Committee shall select from time to time, and non-employee directors of the Company are eligible to participate in the Amended Incentive Plan.

Effective Date; Plan Termination. The Amended Incentive Plan will become effective as of the date of approval by the stockholders and continue in effect for a term of ten years after the effective date, unless sooner terminated by action of the Board.

Types of Awards. The Amended Incentive Plan permits the Compensation Committee to grant a variety of different types of cash-based, equity and equity-based awards under the Amended Incentive Plan. These awards may involve the transfer of actual shares, either at the time of grant or after, payments in cash or otherwise, based on the value of Company shares, and may be subject to performance-based and/or service-based conditions, and may take the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, share-denominated performance units or other full value stock awards. Payment of vested awards may be in the form of cash, Common Stock or combinations thereof as the Compensation Committee shall determine, subject to such terms, conditions, restrictions and limitations as it may impose.

Exercise Price. The exercise price per share of Common Stock covered by any option shall be not less than 100% of the fair market value of a share of Common Stock on the date on which such option or stock appreciation right is granted.

Shares Available and Award Limitations. The maximum number of shares of Common Stock that are authorized for issuance under the Amended Incentive Plan is 9 million which includes approximately 4 million shares available for issuance plus an additional 5 million shares added in connection with this proposal. Additionally, the Amended Incentive Plan provides for annual increases of 150,000 shares per year, plus (i) the number of shares with respect to which awards of shares issued, subject to conditions that may result in the forfeiture, cancellation or return of such shares, have been forfeited, cancelled or returned; and (ii) the number of shares subject to awards that are withheld by the Company or tendered by the participant to the Company to satisfy exercise price or tax withholding obligations in connection with such awards. The amount paid to any single participant in any year with respect to any award under the Amended Incentive Plan shall not exceed 3,000,000 shares or $20,000,000 with respect to a cash-based award. Eligible Directors cannot be granted during any calendar year equity awards that have a Fair Market Value in excess of $750,000.

Amendments. The Board may revise, amend, suspend or discontinue the Amended Incentive Plan at any time, except that the participant’s consent will be required if such revision, amendment, suspension or discontinuation reduces any participant’s rights under any previously granted and outstanding award. No revision, amendment, suspension or discontinuation of the Amended Incentive Plan will be given effect to the extent that such provision would cause a tax to become due under Section 409A of the Code.

Performance-Based Compensation. The performance goals upon which the payment or vesting of any Award (other than Stock Options and stock appreciation rights) to a covered employee that is intended to qualify as Performance-Based Compensation shall relate to one or more of the following Performance Measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iii) revenue or net sales, (iv) gross profit or operating gross profit, (v) cash flow, (vi) productivity or efficiency ratios, (vii) share price or total shareholder return, (viii) earnings per share, (ix) budget and expense management, (x) customer and product measures, including market share, high value client growth, and customer growth, (xi) working capital turnover and targets, (xii) margins, and (xiii) economic value added or other value added measurements, and (xiv) any other measure of financial performance that can be determined pursuant to U.S. generally accepted accounting principles, or any combination of any of the foregoing, in any such case (x) considered absolutely or relative to historic performance or relative to one or more other businesses and (y) determined for the Company or any business unit or division thereof. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Compensation Committee shall establish (i) Performance Targets for such Performance Period, (ii) Target Awards for each participant, and (iii) Performance Schedules for such Performance Period. The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Compensation Committee, in its sole discretion, deems appropriate. The Compensation Committee may, in its discretion, reduce or eliminate the amount payable to any participant with respect to an Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Compensation Committee may deem relevant, but the Compensation Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Compensation Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among participants.

Awards to Eligible Directors.

New Directors: Each individual who first becomes an Eligible Director after May 14, 2015, will be awarded a number of restricted stock units equal to $330,000 divided by the Fair Market Value of the Common Stock on the grant date, which shall be the date of the next annual stockholders meeting, and every three years thereafter.

Current Directors: Beginning at the 2015 Annual Meeting of Stockholders and every three years thereafter, each Eligible Director will be awarded a number of restricted stock units equal to $330,000 divided by the Fair Market Value of the Common Stock on the grant date.

In each case, the awards vests as follows: 33.3% of the restricted stock units vest on the first anniversary of the grant date; 33.3% of the restricted stock units vest on the second anniversary of the grant date and 33.4% of the restricted stock units vest on the third anniversary of the grant date. The Company may elect to settle the restricted stock units in (i) shares of Common Stock, (ii) an amount in cash equal to the Fair Market Value of a share Common Stock on the date of vesting or (iii) a combination thereof.

Adjustment for Shares Available for Grants. In the event of any change in the number of shares of Common Stock outstanding by reason of a stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the Compensation Committee may make such adjustments as it deems appropriate to (i) the maximum number of shares of Common Stock that may be issued through awards under the Amended Incentive Plan, and (ii) the maximum number of shares that may be granted to any individual participant under the Amended Incentive Plan. In the event of a change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Compensation Committee may make such adjustments in the number and class of shares of Common Stock with respect to which awards may be granted.

Adjustments for Increase or Decrease in Issued Shares. Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Compensation Committee may make such adjustments as it deems appropriate to the number of shares of Common Stock subject to each outstanding award and the exercise price per share of Common Stock of each such award.

Adjustments for Mergers. Subject to any required action by the stockholders of the Company, in the event of a merger, consolidation or similar transaction in which the Company is the surviving corporation and the holders of shares of Common Stock receive consideration consisting exclusively of such surviving corporation, the Compensation Committee may make such adjustments as it deems appropriate to adjust each award outstanding so that it pertains and applies to the securities that a holder of the number of shares of Common Stock subject to such award would have received in such transaction.

Adjustments for Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (iv) a merger, consolidation or similar transaction in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Compensation Committee shall in its sole discretion (x) provide for the exchange of each award outstanding immediately prior to such event (whether or not then exercisable or vested) for a right with respect to some or all of the property for which the stock underlying such award is exchanged and, incident thereto, make any adjustment in the exercise price of the awards or the amount of property subject to any award; or, if appropriate, provide for a cash payment in partial consideration, for the exchange of the award and/or (y) cancel, effective immediately prior to such event, any outstanding award (whether or not exercisable) and, in full consideration of such cancellation pay to the participant an amount in cash, with respect to each underlying share of Common Stock, determined by the Compensation Committee in its reasonable discretion, provided that the value of stock options shall be equal to the excess of (a) the value, as determined by the Compensation Committee in its discretion, of property (including cash) received by such holders of shares of Common Stock as a result of such event over (b) the exercise price of the stock option.

Change in Control. Upon a change in control of the Company, the Compensation Committee may in its full discretion (i) accelerate the vesting of any outstanding award, and/or (ii) provide for the payment of any outstanding award. Generally, a “change in control”

occurs if (i) a person or a group acquires Common Stock equal to more than 50 percent of the total fair market value or total voting power of the Common Stock (or more than 30 percent within a 12-month period) or (ii) a majority of the directors on the Board are replaced during a 12-month period with directors not endorsed by a majority of the Board before the date of the appointment or election.

Transferability. Generally, a participant cannot sell, pledge, assign, hypothecate, transfer or otherwise dispose of any awards. The only exception is that upon the death of a participant, outstanding Awards may be exercised only by the executors or administrators of the participant’s estate or by any person who has the right to exercise by will or by the laws of descent and provided that (i) the Compensation Committee receives written notice of the transfer (including a copy of the will or other evidence to establish validity of the transfer) and (ii) the transferee agrees to (A) comply with the terms and conditions of the award that would have been applicable to you and (B) be bound by the acknowledgements made by you in connection with the grant of the award. Additionally, the Compensation Committee may (but is not obligated to) permit options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Compensation Committee may determine.

Withholding Taxes. Whenever shares of Common Stock are to be issued upon the exercise, grant or vesting of an award, and whenever any cash amount shall become payable in respect of any award, the Company shall have the right to require the participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant, vesting or payment, prior to the delivery of any certificate or certificates for such shares or recordation by the Company of the participant or his or her nominee as the owner of such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any award in cash, or any payment with respect to any award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, settlement or payment. At a participant’s election, subject to the approval of the Compensation Committee, withholding tax obligations may be satisfied by either stock remittance or stock withholding of shares of Common Stock having a fair market value determined by the Compensation Committee sufficient to satisfy the minimum federal, state and local withholding tax requirements.

The Board recommends a vote FOR the approval of the Second Amended and Restated 2012 Incentive Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Stockholders Agreement

General

On February 17, 2012, we entered into a Stockholders Agreement with the Initial Stockholder. The Stockholders Agreement provides that, for so long as it is in effect, we and the Initial Stockholder shall take all reasonable actions (including voting or causing to be voted all of the securities entitled to vote generally in the election of our directors held of record or beneficially owned by the Initial Stockholder, and, with respect to us, including in the slate of nominees recommended by the Board those individuals designated by the Initial Stockholder) to elect to the Board, and to cause to continue in office, not more than six directors (or such other number as the Initial Stockholder may agree in writing), of whom, at any given time:

•	a number of directors equal to a majority of the Board shall be individuals designated by the Initial Stockholder, for so long as the Initial Stockholder, certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 40% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors equal to a majority of the Board plus one director;

•	at least three directors shall be individuals designated by the Initial Stockholder, for so long as the Fortress Stockholders beneficially own less than 40% but at least 20% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors equal to a majority of the Board minus one director;

•	at least two directors shall be individuals designated by the Initial Stockholder for so long as the Fortress Stockholders beneficially own less than 20% but at least 10% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the Board; and

•	at least one director shall be an individual designated by the Initial Stockholder for so long as the Fortress Stockholders beneficially own less than 10% but at least 5% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the Board.

Since the Initial Stockholder held beneficial ownership of more than 40% of the Nationstar common stock outstanding and entitled to vote as of March 24, 2016, it continues to have the right pursuant to the Stockholder Agreement to designate a majority of the Board. Accordingly, the Initial Stockholder has the right to designate four of the six directors for our Board. As of the date of this proxy statement, the Initial Stockholder had, in fact, designated all six of the then currently serving directors for our Board, including those standing for re-election at this year’s annual meeting.

Registration Rights

Demand Rights. Under the Stockholders Agreement, the Fortress Stockholders have, for so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering (a “Registrable Amount”), “demand” registration rights that allow the Fortress Stockholders, at any time after 180 days following the consummation of the initial public offering, to request that Nationstar register under the Securities Act of 1933, as amended, an amount equal to or greater than a Registrable Amount. The Fortress Stockholders are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. Nationstar is also not required to effect any demand registration within three months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. Nationstar is not obligated to grant a request for a demand registration within three months of any other demand registration.

Piggyback Rights. For so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering, such Fortress Stockholders also have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by Nationstar (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any other Nationstar stockholders that have registration rights. The “piggyback” registration rights of the Fortress Stockholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. Under the Stockholders Agreement, the Initial Stockholder or any of its respective permitted transferees, for so long as it beneficially owns a Registrable Amount, has the right to request a shelf registration on Form S-3 providing for offerings of Nationstar common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to Nationstar’s right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if Nationstar determines that certain disclosures required by the shelf registration statements would be detrimental to it or its stockholders. In addition, the Initial Stockholder may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses; Lock-ups. Under the Stockholders Agreement, Nationstar has agreed to indemnify the applicable selling stockholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of Nationstar common stock, unless such liability arose from the applicable selling stockholder’s misstatement or omission, and the applicable selling stockholder has agreed to indemnify Nationstar against all losses caused by its misstatements or omissions. Nationstar will pay all registration expenses incidental to Nationstar’s performance under the Stockholders Agreement, and the applicable selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Stockholders Agreement. Nationstar has agreed to enter into, and to cause its officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Fortress Stockholders.

Related-Party Transaction Policy

The Board recognizes the importance of avoiding conflicts of interest between us and our employees, directors and affiliates of our employees and directors, and any person who is the beneficial owner or more than 5% of Nationstar voting securities (each, a related party). Our Code of Business Conduct and Ethics requires directors and executive officers, including their affiliates, to avoid any activity, interest or relationship that would create, or might appear to others to create, a conflict of interest with us. Accordingly, our Board has adopted a written policy regarding the approval of any related-party transaction, which is any transaction or series of transactions involving us or any of our consolidated subsidiaries and a related party where the aggregate amount involved will or may be expected to exceed $120,000. In addition, under our policy, the provision of mortgage origination and mortgage servicing to our directors, executive offices and their immediate family members is not considered a related-party transaction, provided that the transaction is (i) on substantially the same terms for comparable services provided to non-affiliates or (ii) pursuant to company policy or programs.

Pursuant to this policy and our related procedures, directors (including director nominees), executive officers and employees are required to report to our legal department any related-party transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company. These transactions are then reported to the NCG Committee. The disinterested members of the NCG Committee who do not have material direct or indirect interests evaluates each related-party transaction to determine if the transaction is fair, reasonable and within Company policy and whether it should be ratified and approved. Additionally, the NCG Committee may determine that the Board should approve or ratify any related-party transaction. If the chairman of the NCG Committee determines that it is not practicable or desirable for the Company to wait until the next regularly-scheduled meeting of the NCG Committee, the chairman may approve or ratify related-party transactions and report to the full NCG Committee at its next regularly-scheduled committee meeting any approvals or ratifications made by the chairman. In addition, we also make inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related-party transactions. The NCG Committee considers various factors, including the benefit of the transaction to the Company, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business, the direct or indirect nature of the related-person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related-party transaction under applicable law and listing standards.

Related-Party Transactions

The Initial Stockholder is owned or controlled by certain private equity funds directly or indirectly managed or controlled by Fortress. Also, as noted above, Mr. Edens is the Co-Chairman of the board of directors of Fortress and also may be deemed to have an indirect financial interest in certain entities affiliated with Fortress. Below is a description of transactions since the beginning of our last fiscal year in which we and a related party were participants and the amount involved exceeds $120,000.

New Residential Investment Corp.

Excess Spread Financing

We have entered into several agreements with certain entities formed by New Residential Investment Corp. (“New Residential”), in which New Residential and/or certain funds managed by Fortress own an interest (each a “New Residential Entity”), where we sold to the related New Residential Entity the right to receive a portion of the excess cash flow generated from certain acquired mortgaging servicing rights (“MSRs”) after receipt of a fixed basic servicing fee per loan. The manager of New Residential and Fortress are affiliates of Nationstar. We retain all ancillary revenues associated with servicing such MSRs and the remaining portion of the excess cash flow after receipt of the fixed basic servicing fee. We are the servicer of the loans and provide all servicing and advancing functions for the portfolio. The related New Residential Entity does not have prior or ongoing obligations associated with these MSR portfolios. Furthermore, should we refinance any loan in such portfolios, subject to certain limitations, we will be required to transfer the new loan or a replacement loan of similar economic characteristics into the portfolios. The new or replacement loan will be governed by the same terms set forth in the governing agreement related to that particular portfolio.

We entered into transactions with the New Residential Entities throughout 2015. The table below summarizes the sale price to the New Residential Entities and the approximate fair value on the outstanding note related to each transaction at December 31, 2015.

Date	Sale Price $	Fair Value $
January 2015	53M	47M
May 2015	7M	6M
May 2015	54M	44M
June 2015	145M	100M
July 2105	5M	5M
October 2015	10M	9M
October 2015	113M	107M

Servicing Agreements

Nationstar has entered into servicing arrangements with New Residential whereby Nationstar is servicer for residential mortgage loans that New Residential and/or its various affiliates and trust entities acquire. Additionally, in the ordinary course of business, Nationstar is servicer or master servicer for the termination of securitization trusts that New Residential collapses pursuant to clean up call rights owned by New Residential. The terms and fees of the servicing and master servicing arrangements generally conform with industry standards for stand-alone residential mortgage loan servicing and master servicing. For the year ended December 31, 2015, we recognized revenue of approximately $4.5 million related to these servicing and master servicing arrangements.

Newcastle Investment Corp.

We are the loan servicer for several securitized loan portfolios managed by Newcastle Investment Corp., which is managed by an affiliate of Fortress. We receive a monthly net servicing fee equal to 0.5% per annum on the unpaid principal balance of the portfolios, which, as of December 31, 2015, was $700 million. For the year ended December 31, 2015, we received servicing and other performance fees of $3.5 million.

Former Chief Executive Officer of Xome

Kal Raman, the former Chief Executive Officer of Xome, a wholly-owned subsidiary of the Company, and his brother, Kumar Srinivasan, have 5.42% and 27% ownership interests, respectively, in eVocalize , Inc. (“eVocalize”). In December 2014, Xome entered into an agreement with eVocalize where eVocalize would provide certain software and marketing services for the Xome platform with a total contemplated spend of less than $120,000. In May 2015, Xome amended its agreement with eVocalize to extend the term of the agreement and to expand the software and marketing services that eVocalize provides to Xome. In 2015, we paid eVocalize $454,273 for their services.

From September 2015 to November 2015, Kumar Srinivasan served as Xome’s Senior Vice President to Marketing Operations and received approximately $165,000 in compensation from Xome.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of March 24, 2016, the beneficial ownership of shares of Nationstar common stock by: (a) each director, including the nominees for re-election at the 2016 Annual Meeting of Stockholders; (b) the five most highly compensated executive officers serving during the 2015 year; (c) all of our directors and executive officers as a group; and (d) each stockholder known to us to beneficially own more than 5% of Nationstar common stock. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of Nationstar common stock or the individual has the right to acquire the shares within 60 days of March 24, 2016.

Name	Shares beneficially owned		% of shares outstanding
Named Executive Officers and Directors
Jay Bray	300,607	(1)	*
Wesley R. Edens	68,118,736	(2)	66.2%
Robert H. Gidel(3)	34,401	(1)	*
Roy A. Guthrie	32,401	(1)	*
Brett Hawkins	15,601	(1)	*
Michael D. Malone	46,901	(1)	*
Robert D. Stiles	82,521	(1)	*
Anthony L Ebers	78,555	(1)	*
Ramesh Lakshminarayanan	60,660	(1)	*
Anthony W. Villani	40,017	(1)	*
All directors and executive officers as a group (12 persons)	69,126,866	(1)	67.2%
5% Stockholders
FIF HE Holdings LLC 1345 Avenue of the Americas, 46th Floor New York, New York 10105	68,104,736	(4)	66.2%
Diamond Hill Capital Management, Inc. 325 John H. McConnell Blvd., Suite 200 Columbus, OH 43215	6,200,177	(5)	6.0%
Steven A. Cohen 72 Cummings Point Road Stamford, CT 06902	6,018,116	(6)	5.9%

*	Indicates less than one percent.
(1)	Includes with respect to each of the following directors, named executive officers and all directors and executive officers as a group, the following (i) shares of unvested restricted stock and (ii) restricted stock units which vest within 60 days of March 24, 2016, each of which the indicated beneficial owners have no investment power:

Name	RSAs	RSUs
Named Executive Officers & Directors
Jay Bray	39,863	—
Robert H. Gidel	—	5,472
Roy A. Guthrie	—	5,472
Brett Hawkins	—	5,472
Michael D. Malone	—	5,472
Robert D. Stiles	44,848	—
Anthony L Ebers	78,555	—
Ramesh Lakshminarayanan	23,776	—
Anthony W. Villani	14,214	—
All directors and executive officers as a group (12 persons)	287,592	21,888

(2)	Includes 68,104,736 shares held by FIF HE Holdings LLC, an entity owned by certain private equity funds managed by Fortress. Mr. Edens is the Co-Chairman of the board of directors of Fortress and disclaims beneficial ownership of any of the shares held by FIF HE Holdings LLC except to the extent of his indirect pecuniary interest in them. This also includes 14,000 shares purchased by or in trust for certain of his children and of which he also disclaims beneficial ownership.
(3)	Shares are held in the name of Liberty Partners, LLC.

(4)	Based on a Schedule 13G filed on February 14, 2013 jointly by FIF HE Holdings LLC, Fortress and other related entities. Fortress wholly owns FIG Corp., which is the general partner of Fortress Operating Entity I LP (“FOE I”), which is the sole managing member of each of FIG LLC and Fortress Investment Fund GP (Holding) LLC (“Holdings III”) and wholly owns Fortress Fund IV GP Holdings Ltd. (“Holdings IV”). Holdings III is the sole managing member of Fortress Fund III GP LLC (“GP III”). Holdings IV is the general partner of Fortress Fund IV GP. L.P. (“GP IV”). GP III is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund III LP (“Fund III”), Fortress Investment Fund III (Fund B) LP (“Fund III B”), Fortress Investment Fund III (Fund C) LP (“Fund III C”), Fortress Investment Fund III (Fund D) L.P. (“Fund III D”) and Fortress Investment Fund III (Fund E) L.P. (“Fund III E,” and together with Fund III, Fund III B, Fund III C and Fund III D, “Fortress Funds III”). GP IV is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund IV (Fund A) L.P. (“Fund IV A”), Fortress Investment Fund IV (Fund B) L.P. (“Fund IV B”), Fortress Investment Fund IV (Fund C) L.P. (“Fund IV C”), Fortress Investment Fund IV (Fund D) L.P. (“Fund IV D”) Fortress Investment Fund IV (Fund E) L.P. (“Fund IV E”), Fortress Investment Fund IV (Fund F) L.P. (“Fund IV F”) and Fortress Investment Fund IV (Fund G) L.P. (“Fund IV G,” and together with Fund IV A, Fund IV B, Fund IV C, Fund IV D, Fund IV E, Fund IV F and Fortress Funds III, “Fortress Funds”). Fortress Funds are the sole members of FIF HE Holdings LLC, which directly holds the shares of common stock of Nationstar Mortgage Holdings Inc. These stockholders have indicated that they have shared dispositive power and shared investment power with respect to 68,104,736 shares. As of December 31, 2014, Wesley R. Edens owned approximately 14.51% of Fortress. By virtue of his ownership interest in Fortress and certain of its affiliates, as well as his role in advising certain investment funds, Mr. Edens may be deemed to be the natural person that has sole voting and investment control over the shares listed as beneficially owned by FIF HE Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(5)	Based on a Schedule 13G filed on February 10, 2016 by Diamond Hill Capital Management, Inc. According to the filing, the beneficial owner has indicated that it has sole voting power to vote 5,939,599 shares and sole dispositive power with respect to all of the shares.
(6)	Based on a Schedule 13G/A filed on February 16, 2016 jointly by Point72 Asset Management, L.P. (“Point72 Asset Management”), Point72 Capital Advisors, Inc. (“Point72 Capital Advisors, Inc.”), Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”), EverPoint Asset Management, LLC (“EverPoint Asset Management”), Rubric Capital Management, LLC (“Rubric Capital Management”), and Steven A. Cohen. Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, EverPoint Asset Management, Rubric Capital Management and Mr. Cohen own directly no Shares. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Pursuant to an investment management agreement, EverPoint Asset Management maintains investment and voting power with respect to the securities held by certain investment fun0ds it manages. Pursuant to an investment management agreement, Rubric Capital Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Capital Advisors Inc., Cubist Systematic Strategies, EverPoint Asset Management and Rubric Capital Management. As of December 31, 2015, by reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) Point72 Asset Management, Point72 Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 681,600 Shares (constituting approximately 0.7% of the Shares outstanding); (ii) Cubist Systematic Strategies and Mr. Cohen may be deemed to beneficially own 26,516 Shares (constituting less than 0.1% of the Shares outstanding); (iii) EverPoint Asset Management and Mr. Cohen may be deemed to beneficially own 210,000 Shares (constituting approximately 0.2% of the Shares outstanding); and (iv) Rubric Capital Management and Mr. Cohen may be deemed to beneficially own 5,100,000 Shares (constituting approximately 5.0% of the Shares outstanding). Each of Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, EverPoint Asset Management, Rubric Capital Management and Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. We assist our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely upon review of the copies of such forms furnished to us and written representations from our directors and executive officers we believe that all Section 16(a) filing requirements were met during 2015.

OTHER MATTERS

The Board knows of no other matters to be brought before the 2016 Annual Meeting of Stockholders. If matters other than the ones listed in this proxy statement properly come before the 2016 Annual Meeting of Stockholders or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

STOCKHOLDER PROPOSALS

Stockholder Proxy Proposal Deadline

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 11, 2016, in order to be eligible for inclusion in our proxy statement and form of proxy with respect to the 2017 Annual Meeting of Stockholders. Stockholder proposals must be sent to us at Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary.

Stockholder Business – Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with our Bylaw procedures. A stockholder desiring to bring a proper subject of business before the 2017 Annual Meeting of Stockholders, without inclusion of such proposal in the proxy statement, must provide a written notice timely received by us not sooner than January 13, 2017, but not later than February 12, 2017, at our principal executive offices. Any notice of intent to introduce an item of business at an annual meeting of stockholders must, among other things, contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. A complete listing of the other requirements the advance notice must meet is found in Section 2.19 of our Bylaws. A complete copy of our Bylaws may be found on our website at www.nationstarmtg.com or by writing to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. These filings are available to the public to read and copy at the SEC’s public reference rooms. These filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Nationstar Mortgage Holdings Inc., at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, and can also be accessed through our website. We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request. Request for copies of such report should be directed to our Corporate Secretary at the above address or at 469-549-2000.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address. This process which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards.

Once a stockholder receives notice from his or her broker or us that they will be householding materials to his or her address, householding will continue until the stockholder revokes the consent. If you are not eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please send your request to Nationstar Mortgage Holdings Inc. at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. You may also make written or oral requests by contacting us at this address or calling 469-549-2000 if you participate in householding and wish to receive a separate copy of these documents (in which case we will promptly deliver a separate copy to you), or if, at any time, you no longer wish to participate in householding. You should notify your broker if the shares are held in a brokerage account or us if you hold registered shares. We can be notified by sending a written request to the above address.

APPENDIX

NATIONSTAR MORTGAGE HOLDINGS INC.

SECOND AMENDED AND RESTATED

2012 INCENTIVE COMPENSATION PLAN

The Nationstar Mortgage Holdings Inc. 2012 Incentive Compensation Plan (the “Plan”) was established by Nationstar Mortgage Holdings Inc., a Delaware corporation (the “Company”), effective as of February 24, 2012. The Company amended and restated the Plan effective as of February 24, 2015, and amends and restates the Plan effective as of May 12, 2016, subject to shareholder approval.

1.	Purpose of the Plan

This Plan is intended to promote the interests of Nationstar and its shareholders by providing employees, consultants and directors of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:

(a)	“Award” means one or more Stock Incentive Awards and Cash-Based Awards, collectively.

(b)	“Board of Directors” means the Board of Directors of Nationstar.

(c)	“Cash-Based Award” means an award granted pursuant to Section 8 of the Plan.

(d)	“Change in Control” has the meaning assigned to such term in Section 20 of the Plan.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(f)	“Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(g)	“Common Stock” means Nationstar’s Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 11 of the Plan.

(h)	“Company” means Nationstar and all of its Subsidiaries, collectively.

(i)	“Covered Employee” means any person who is an executive officer of Nationstar at the time as of which reference to this definition is made.

(j)	“Effective Date” means May 12, 2016.“Eligible Director” means a member of the Board of Directors who is not an employee of the Company or any Subsidiary.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)	“Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination (i) the average of the high and low sales prices on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the immediately preceding business day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion.

(m)	“Incentive Pool” means an amount available to be paid to one or more Participants as Performance-Based Compensation, which amount is determined in accordance with Section 162(m) of the Code.

(n)	“Nationstar” means Nationstar Mortgage Holdings Inc., a Delaware corporation and any successor thereto.

(o)	“Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7 of the Plan.

(p)	“Participant” means a director, employee or consultant of the Company who is eligible to participate in the Plan and to whom one or more Awards have been granted pursuant to the Plan and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

(q)	“Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(r)	“Performance Measures” means such measures as are described in Section 9 on which performance goals are based in order to qualify certain Awards granted hereunder as Performance-Based Compensation.

(s)	“Performance Percentage” means the factor determined pursuant to a Performance Schedule that is to be applied to a Target Award or Incentive Pool and that reflects actual performance compared to the Performance Target.

(t)	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(u)	“Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award or Incentive Pool.

(v)	“Performance Target” means performance goals and objectives with respect to a Performance Period.

(w)	“Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(x)	“Plan” means this Nationstar 2012 Incentive Compensation Plan, as it may be amended from time to time.

(y)	“Securities Act” means the Securities Act of 1933, as amended.

(z)	“Stock Incentive Award” means a Stock Option, or Other Stock-Based Award or an award granted pursuant to Section 10(a) or 10(b) hereof.

(aa)	“Stock Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(bb)	“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(cc)	“Target Award” means a Cash-Based Award of a specific dollar amount or portion of an Incentive Pool, determined by the Committee, pursuant to Performance Measures as described in Section 9 of the Plan.

(dd)	“Voting Securities” means, at any time, Nationstar’s then outstanding voting securities.

3.	Stock Subject to the Plan and Limitations on Awards

(a)	Stock Subject to the Plan

The maximum number of shares of Common Stock that may be covered by Awards granted under the Plan shall not exceed 9,000,000 shares of Common Stock in the aggregate, subject, during the term of the Plan, to annual increases of 150,000 shares of Common Stock on each anniversary of the Effective Date. The shares referred to in the preceding sentences of this paragraph shall in each case be subject to adjustment as provided in Section 11 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the sole discretion of the Committee.

For purposes of the preceding paragraph, shares of Common Stock covered by Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarity, in accordance with the preceding sentence if an Award is settled for cash or if shares of

Common Stock are withheld to pay the exercise price of a Stock Option or to satisfy any tax withholding requirement in connection with an Award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of Common Stock that are available for delivery under the Plan. In addition, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. In addition, if shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Award, the number of shares tendered shall be added to the number of shares of Common Stock that are available for delivery under the Plan. Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3.

(b)	Individual Award Limits

Subject to adjustment as provided in Section 11 of the Plan, the maximum number of shares of Common Stock that may be covered by Awards granted under the Plan to any single Participant in any calendar year shall not exceed 3,000,000 shares. The amount payable to any Participant with respect to any calendar year for all Cash-Based Awards for which the Performance Period is not longer than one year shall not exceed $20,000,000. The amount payable to any Participant with respect to any calendar year for all Cash-Based Awards for which the Performance Period is longer than one year shall not exceed $20,000,000. For purposes of the preceding sentences, the phrase “amount payable with respect to any calendar year” means the amount of cash, or value of other property, required to be paid based on the achievement of applicable Performance Measures during a Performance Period that ends in a calendar year, disregarding any deferral pursuant to the terms of a deferred compensation plan or agreement. No Eligible Director may be granted during any calendar year Awards with respect to Common Stock having a Fair Market Value in excess of $750,000 (the “Director Award Limitation”). Awards granted to Eligible Directors shall only be subject to the Director Award Limitation.

4.	Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and consultants of the Company who shall be granted Awards under the Plan and the amount, type and other terms and conditions of such Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof. In addition, the Committee may from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of Nationstar or one of its Subsidiaries to grant Awards to persons who are not “executive officers” of Nationstar (within the meaning of Rule 16a-1 under the Exchange Act), including grants to employees of its Subsidiaries, subject to such restrictions and limitation as the Committee may specify. In addition, the Board of Directors may, consistent with the terms of the Plan, from time to time grant Awards to Directors.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any agreement evidencing any Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such Participant is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding and conclusive on all parties.

Upon the occurrence of a Change in Control, the Committee shall have full discretionary authority to (i) accelerate the vesting of any Award, and/or (ii) provide for payment of any Award.

On or after the date of grant of an Award under the Plan, the Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Nationstar shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The Persons who shall be eligible to receive Awards pursuant to the Plan shall be those employees and consultants of the Company and directors whom the Committee shall select from time to time, including those key employees (including officers of Nationstar, whether or not they are directors) who are largely responsible for the management, growth and protection of the business of the Company. Each Award granted under the Plan shall be evidenced by an instrument in writing in form and substance approved by the Committee.

6.	Stock Options

The Committee may from time to time grant Stock Options, subject to the following terms and conditions:

(a)	Exercise Price

The exercise price per share of Common Stock covered by any Stock Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Stock Option is granted. Each Stock Option granted hereunder is intended to be a non-qualified Stock Option and is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(b)	Term and Exercise of Stock Options

(1) Each Stock Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Stock Option is granted; provided, however that no Stock Option shall be exercisable after the expiration of ten years from the date such Stock Option is granted; and, provided, further, that each Stock Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Stock Option.

(2) Each Stock Option may be exercised in whole or in part; provided, however that no partial exercise of a Stock Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of a Stock Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) A Stock Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(4) Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Stock Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine.

(c)	Effect of Termination of Employment or Other Relationship

The agreement evidencing the award of each Stock Option shall specify the consequences with respect to such Stock Option of the termination of the employment, service as a director or other relationship between the Company and the Participant holding the Stock Option.

7.	Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award.

8.	Cash-Based Awards

The Committee may grant Cash-Based Awards with respect to any Performance Period, subject to the terms and conditions of the Plan. Cash-Based Awards may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash-Based Award” shall exclude any Stock Option or Other Stock-Based Award. Cash-Based Awards may be designed to qualify as Performance-Based Compensation. Without limiting the generality of the foregoing, a Cash-Based Award may provide for Target Awards based on allocation among Participants of an Incentive Pool.

9.	Performance-Based Compensation

(a)	Calculation

The amount payable with respect to an Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code.

(b)	Discretionary Reduction

The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to an Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c)	Performance Measures

The performance goals upon which the payment or vesting of any Award (other than Stock Options and stock appreciation rights) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall relate to one or more of the following Performance Measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iv) revenue or net sales, (v) gross profit or operating gross profit, (vi) cash flow, (vii) productivity or efficiency ratios, (viii) share price or total shareholder return, (ix) earnings per share, (x) budget and expense management, (xi) customer and product measures, including market share, high value client growth, and customer growth, (xii) working capital turnover and targets, (xiii) margins, and (xiv) economic value added or other value added measurements, and (xv) any other measure of financial performance that can be determined pursuant to U.S. generally accepted accounting principles, or any combination of any of the foregoing, in any such case (x) considered absolutely or relative to historic performance or relative to one or more other businesses and (y) determined for the Company or any business unit or division thereof.

Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) Performance Targets for such Performance Period, (b) Target Awards for each Participant, and (c) Performance Schedules for such Performance Period.

The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Awards in a way that disqualifies them as Performance-Based Compensation.

10.	Awards to Eligible Directors

(a)	Restricted Stock Unit Grant

(1) Each individual who first becomes an Eligible Director after May 14, 2015, will be awarded a number of restricted stock units equal to $330,000 divided by the Fair Market Value of the Common Stock on the grant date, which shall be the date of the next annual stockholders meeting and every three years thereafter, and which vests as follows: 33.3% of the restricted stock units vest on the first anniversary of the grant date; 33.3% of the restricted stock units vest on the second anniversary of the grant date and 33.4% of the restricted stock units vest on the third anniversary of the grant date. The Company may elect to settle the restricted stock units in (i) shares of Common Stock, (ii) an amount in cash equal to the Fair Market Value of a share Common Stock on the date of vesting or (iii) a combination thereof.

(2) Beginning at the 2015 Annual Meeting of Stockholders and every three years thereafter, each Eligible Director will be awarded a number of restricted stock units equal to $330,000 divided by the Fair Market Value of the Common Stock on the grant date, which vests as follows: 33.3% of the restricted stock units vest on the first anniversary of the grant date; 33.3% of the restricted stock units vest on the second anniversary of the grant date and 33.4% of the restricted stock units vest on the third anniversary of the grant date. The Company may elect to settle the restricted stock units in (i) shares of Common Stock, (ii) an amount in cash equal to the Fair Market Value of a share Common Stock on the date of vesting or (iii) a combination thereof.

(b)	Election to Receive Common Stock

Each Eligible Director may elect to receive Common Stock in lieu of all or any portion of the Eligible Director’s cash compensation from the Company. The number of shares to be awarded will be determined by dividing the amount of cash compensation the Common Stock is replacing by the Fair Market Value of the Common Stock on the first day of each semi-annual pay period, as applicable.

11.	Adjustment Upon Certain Changes

(a)	Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards to any individual Participant in any year shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

(b)	Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of Nationstar, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee may, to the extent deemed appropriate by the Committee, adjust the number of shares of Common Stock subject to each outstanding Award and the exercise price per share of Common Stock of each such Award.

(c)	Certain Mergers

Subject to any required action by the shareholders of Nationstar, in the event that Nationstar shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee may, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d)	Certain Other Transactions

In the event of (i) a dissolution or liquidation of Nationstar, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving Nationstar in which Nationstar is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving Nationstar in which Nationstar is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Stock Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Stock Option; or

(ii) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the exercise price of the Award, or the number of shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(e)	Other Changes

In the event of any change in the capitalization of Nationstar or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate.

(f)	Cash-Based Awards

In the event of any transaction or event described in this Section 11, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, in its sole discretion, make such adjustments in any Performance Schedule, Performance Target or Target Award, and in such other terms of any Cash-Based Awards, as the Committee may consider appropriate in respect of such transaction or event, provided that such adjustment is consistent with the requirements of Section 162(m) of the Code and the regulations thereunder.

(g)	No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Nationstar or any other corporation. Except as expressly provided in the Plan, no issuance by Nationstar of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

(h)	Savings Clause

No provision of this Section 11 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

12.	Rights Under the Plan

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award granted pursuant to the Plan until the date of the issuance of a stock certificate or of the entry on the Company’s books with respect to such shares. Except as otherwise expressly provided in Section 11 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued or book entry is made. Nothing in this Section 12 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

13.	No Special Employment Rights; No Right to Award

(a) Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

(b) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

14.	Securities Matters

(a) Nationstar shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Nationstar shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Nationstar is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Stock Option granted hereunder shall only be effective at such time as counsel to Nationstar shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Nationstar may, in its sole discretion, defer the effectiveness of an exercise of a Stock Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Award pending or to ensure compliance under federal or state securities laws. Nationstar shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of a Stock Option or the issuance or transfer of shares of Common Stock pursuant to any Award. During the period that the effectiveness of the exercise of a Stock Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

15.	Withholding Taxes

(a)	Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of a Stock Option or the grant or vesting of an Award, and whenever any amount shall become payable in respect of any Award, Nationstar shall have the right to require the Participant to remit to Nationstar in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant, vesting or payment prior to the delivery of any certificate or certificates or the entry on the Company’s books for such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Award in cash, or any payment with respect to any Award, Nationstar shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, settlement or payment.

(b)	Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Award, the Participant may tender to Nationstar a number of shares of Common Stock having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 15(a) hereof, if any.

(c)	Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Award, Nationstar shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 15(a) hereof, if any.

16.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 16 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

17.	No Obligation to Exercise

The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.

18.	Transfers Upon Death

Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind Nationstar unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

19.	Expenses and Receipts

The expenses of the Plan shall be paid by Nationstar. Any proceeds received by Nationstar in connection with any Award will be used for general corporate purposes.

20.	Definition of Change in Control.

As used in any instrument governing the terms of any Award, the term “Change in Control” means the occurrence of any of the following, provided that any of the following actions by Fortress Investment Group LLC or its affiliates shall not constitute a Change in Control:

(i) any one person, or more than one person acting as a group (as defined under U.S. Department of Treasury Regulation (“Treasury Regulation”) § 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

(ii) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company;

(iii) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election.

The foregoing clauses (i) through (iii) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of this Plan.

21.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

22.	Term of Plan

No grants of Awards may be made under the Plan on or after May 12, 2026.

ANNUAL MEETING OF STOCKHOLDERS OF

NATIONSTAR MORTGAGE HOLDINGS INC.

May 12, 2016

9:00 a.m. (local time)

Dallas/Fort Worth Airport Marriott

8440 Freeport Parkway

Irving, Texas 75063

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card

are available at https://materials.proxyvote.com/63861C

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

¢	20230300000000000000 4	051216

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. The election as director of the nominees listed below (except as marked to the contrary below)						FOR	AGAINST	ABSTAIN
				2.	The ratification of Ernst & Young LLP as Nationstar’s independent registered public accounting firm for the year ending December 31, 2016	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES:
		Roy A. Guthrie Michael D. Malone				FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	The approval of the Second Amended and Restated 2012 Incentive Compensation Plan	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2015 Annual Report to Stockholders.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

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0                    ¢

NATIONSTAR MORTGAGE HOLDINGS INC.

8950 Cypress Waters Boulevard

Coppell, TX 75019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Bray and Elizabeth K. Giddens as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Nationstar Mortgage Holdings Inc. held of record by the undersigned on March 24, 2016, at the Annual Meeting of Stockholders to be held at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063, on May 12, 2016, or any adjournment or postponement thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued and to be signed on the reverse side.)

¢	1.1	14475 ¢